UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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Conagra Brands, Inc.

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BIRDS EYE
Pasta made from
Vegetables
Chicken Alfredo
22g Net Carbs
26g Protein

2020 PROXY STATEMENT

CONAGRA™
BRANDS

Notice of Internet Availability of Proxy Materials

We are pleased to provide access to our proxy materials via the internet. Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended May 31, 2020 are available at http://www.conagrabrands.com/investor-relations/financial-reports/annual-reports.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of Annual Meeting, Proxy Statement and Annual Report unless you specifically request a copy. You may request a paper copy by following the instructions on the Notice of Internet Availability of Proxy Materials. We began making our proxy materials available on or about August 13, 2020.

Conagra Brands, Inc.
222 Merchandise Mart Plaza
Suite 1300
Chicago, Illinois 60654

August 13, 2020

Dear Shareholders,

I am pleased to invite you to join us for the Conagra Brands Annual Meeting of Shareholders, or the Annual Meeting, which will be held virtually via live webcast on Wednesday, September 23, 2020, at 11:00 a.m. CDT. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CAG2020.

We have decided to hold the Annual Meeting virtually this year due to the uncertainty relating to the coronavirus (COVID-19) pandemic. In addition to supporting the health and well-being of our shareholders, employees, and their families, we believe that hosting a virtual Annual Meeting will enable greater shareholder attendance and participation, improve meeting efficiency and our ability to communicate effectively with our shareholders, and reduce the cost of the Annual Meeting. The Annual Meeting will include a brief report on our business, a discussion of and voting on matters described in the Notice of 2020 Annual Meeting of Shareholders and Proxy Statement, and a question-and-answer session.

Conagra’s performance in fiscal 2020 was unprecedented. By leveraging the brands, capabilities, and culture built over the last five years, our team effectively responded to the COVID-19 related increase in consumer demand for our products. We simultaneously strengthened our business for the long-term. At all times, we did so with employee health and safety at the forefront. I am particularly thankful for the thousands of hardworking Conagra team members in our manufacturing facilities across North America. Without their dedication, we could not have delivered for our consumers, customers, or shareholders.

With fiscal 2021 now underway, we remain as confident as ever in the long-term value creation potential of the company. On behalf of our entire organization, I thank you for your shared confidence that Conagra Brands continues to be a compelling investment opportunity.

Sincerely,

Sean Connolly

President and Chief Executive Officer

2020 PROXY STATEMENT      III

Notice of Annual Meeting of Shareholders and Proxy Statement

When	Where	Who May Vote

Wednesday,	Online at	Shareholders of record as
September 23, 2020 11:00 a.m. CDT	www.virtualshareholdermeeting.com /CAG2020	of the close of business on August 3, 2020

ITEMS OF BUSINESS

1.	To elect as directors the 10 nominees named in the Proxy Statement

2.	To ratify the appointment of KPMG LLP as our independent auditor for fiscal 2021

3.	To approve, on an advisory basis, our named executive officer compensation

4.	To transact any other business properly brought before the meeting, or any postponement or adjournment thereof

Colleen Batcheler

Executive Vice President, General Counsel and Corporate Secretary

August 13, 2020

Attend Online

You are entitled to attend and participate in the meeting if you were a shareholder of record as of the close of business on August 3, 2020. To attend and participate in the meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. You may also ask questions, vote online, and examine our shareholder list during the meeting by following the instructions provided at www.virtualshareholdermeeting.com/CAG2020 during the meeting. Please see “Our Annual Meeting of Shareholders” beginning on page 84 of the accompanying Proxy Statement for details regarding the virtual annual meeting.

Even if you plan to attend and participate in the meeting, please promptly vote your shares in advance by proxy. YOUR VOTE IS IMPORTANT.

  IV    CONAGRA BRANDS

2020 PROXY STATEMENT      V

Proxy Statement

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors, or the Board, of Conagra Brands, Inc. (referred to as Conagra Brands, Conagra or the company) of proxies to be voted at the Annual Meeting of Shareholders to be held on September 23, 2020, or the 2020 Annual Meeting. We began making our proxy materials available to shareholders on or about August 13, 2020.

Conagra Brands At a Glance

Our Company

Conagra Brands (NYSE: CAG) is one of North America’s leading branded food companies. From our headquarters in Chicago and guided by an entrepreneurial spirit, we combine a rich heritage of making great food with a sharpened focus on innovation. Our portfolio evolves to satisfy people’s changing food preferences. Our iconic brands, such as Birds Eye®, Marie Callender’s®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie’s® BOOMCHICKAPOP®, Duke’s®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion.

Conagra By the Numbers

Number of Locations	Fiscal 2020 Revenue:	Number of Employees
~50	~$11.1 Billion	~17,000

  1    CONAGRA BRANDS

Fiscal 2020 Highlights

For Conagra Brands, fiscal 2020 was a year of navigating unprecedented business conditions and, in the face of extraordinary uncertainty, delivering for shareholders. We set rigorous goals that were communicated to investors and incorporated into our compensation programs in July 2019. Over the first two quarters of fiscal 2020, our business was on-track to meet expectations. We made progress strengthening our brands, introduced new product innovations, and identified cost synergies associated with the fiscal 2019 Pinnacle Foods acquisition in excess of prior plans. The third fiscal quarter, however, brought discrete headwinds; softness appeared in our foodservice business and in categories across our retail portfolio. As a result, we lowered our expectations for the full fiscal year. Subsequently, at the beginning of the fourth quarter, the COVID-19 pandemic drove a surge in consumer demand for our food. Our modernized portfolio, strong operational foundation, commitment to employee health and safety, agile culture, and dedicated team enabled us to respond effectively. Ultimately, we delivered results consistent with and in some instances above our original fiscal 2020 guidance.

Our Results:

Organic Net Sales Growth: Exceeded Guidance	Adjusted Operating Margin: Exceeded Guidance	Adjusted Diluted EPS: Exceeded Guidance

Free Cash Flow: Exceeded Guidance	Deleveraging: On Track	Pinnacle Synergy Capture: On Track

•	Organic Net Sales Growth:

Fiscal 2020 was our third consecutive year of organic net sales growth. We experienced strong growth in all three of our retail segments, driven by increased demand due to COVID-19, growth in e-commerce sales, and a robust innovation slate.

•	Operating Margin Expansion:

Our adjusted operating margin grew again in fiscal 2020. We delivered operating margin of 13.1% and adjusted operating margin of 16.5%1.

•	Deleveraging:

We reduced our debt by $1.8 billion between the closing of the Pinnacle acquisition in October 2018 and the end of fiscal 2020. We remained on track against our deleveraging targets during fiscal 2020, resulting in a net leverage ratio2 of 4.0x at the end of fiscal 2020. We remain committed to achieving our net leverage target3 of 3.5x to 3.6x by the end of fiscal 2021.

•	Portfolio Changes:

We continued our portfolio sculpting work in fiscal 2020. We completed the divestiture of two smaller, non-core businesses: our direct store delivery snacks business and our Lender’s Bagel business. We also exited our private label peanut butter business.

•	Capital Returned to Shareholders:

We paid $413.6 million in cash dividends during fiscal 2020.

•	Building Culture:

During fiscal 2020, we continued our work to cultivate an energized and enthusiastic team of employees who bring an externally focused, entrepreneurial spirit to their work every day. We also launched efforts to amplify our commitment to a diverse and inclusive workforce. During the fourth quarter, we began to partner with an external diversity and inclusion consultancy to identify specific opportunities that will have the most impact. This work remains underway as we begin fiscal 2021.

1	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.
2	Net leverage ratio is defined as total principal debt outstanding less unrestricted cash divided by Adjusted EBITDA for a trailing twelve-month period.
3

The inability to predict the amount and timing of impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see Appendix A for more information.

2020 PROXY STATEMENT      2

With respect to the three-years ended with fiscal 2020, the company made significant progress on its transformation. During fiscal 2018, the company continued its efforts to strengthen the legacy Conagra portfolio through investments in innovation, retailer marketing investments and the value over volume playbook. The company also acquired the Angie’s® BOOMCHICKAPOP® popcorn business and Sandwich Bros. of Wisconsin frozen sandwich business. During fiscal 2019, we acquired Pinnacle Foods, improving the scale and breadth of our portfolio. And during fiscal 2020, we rose to the challenge of the COVID-19 pandemic, and delivered for our consumers, customers and shareholders.

As a result of our focus on reshaping the Conagra Brands portfolio over the last several years, and our accomplishments in fiscal 2020, we believe that we enter fiscal 2021 with a solid foundation from which to deliver for investors.

Fiscal 2020 Compensation

For fiscal 2020, the Human Resources Committee of our Board of Directors established an executive compensation program that was designed to promote attainment of our fiscal 2020 operating plan and long-term goals. More specifically, the program contained the following elements:

Fixed Compensation:	Incentive Compensation:
• Base Salary	• Fiscal 2020 Annual Incentive Plan (cash settled)
• Health and Welfare Benefits	• Long-term Incentive Plan (stock settled)
• Retirement Benefits

In designing the program, the Committee chose to include a mix of compensation types (salary, benefits, cash-based incentives and equity-based incentives) and a mix of performance periods (single year and multi-year) to promote long-term strategic decision-making. This approach was also intended to minimize the likelihood that our executives would be motivated to pursue risky or unsustainable results.

89% of our CEO’s FY20 Compensation Opportunity Was Tied to Company Performance	CEO Stock Ownership Requirement: 6x Base Salary	Relative and Absolute Performance Measures Included in Our Incentive Programs	92%+ Say on Pay Approval Level in Each of the Last 5 Years

As more fully described in the “Compensation Discussion and Analysis” section of the Proxy Statement, beginning on page 40, our Human Resources Committee considered the positive business outcomes described above in determining final payouts under incentive programs with performance periods concluding in fiscal 2020. Our Chief Executive Officer and other senior executives named in this Proxy Statement received above target payouts under both the fiscal year 2020 annual incentive plan and fiscal year 2018 to fiscal year 2020 cycle of the long-term performance share plan.

The Human Resources Committee believes that its fiscal 2020 compensation decisions appropriately reflect its pay-for-performance philosophy.

  3    CONAGRA BRANDS

Voting Items and Recommendations

At the 2020 Annual Meeting of Shareholders, we are asking shareholders to vote on the following items:

PROPOSAL #1:

Election of the 10 Director Nominees Named in this Proxy Statement
The Board unanimously recommends a vote FOR each of the director nominees. Additional information about our director nominees may be found beginning on page 8.

PROPOSAL #2:

Ratification of the Appointment of KPMG LLP as Our Independent Auditor for Fiscal 2021
The Board unanimously recommends a vote FOR this proposal. Additional information about our independent auditor may be found beginning on page 35.

PROPOSAL #3:

Approval, on an Advisory Basis, of Our Named Executive Officer Compensation

   The Board unanimously recommends a vote FOR the resolution approving our named executive officer compensation.

Additional information about named executive officer compensation may be found beginning on page 38.

2020 PROXY STATEMENT      4

Our Social Responsibility

At Conagra, we believe that when our people, our communities and the environment are nourished and thriving, so are we. We publish a Citizenship Report each year and make it available on our website at https://www.conagrabrands.com/our-company/corporate-social-responsibility. The report details our citizenship strategy, which covers four focus areas: Good Food, Better Planet, Responsible Sourcing and Stronger Communities. It also summarizes our accomplishments. We encourage you to read our entire Citizenship Report; a few highlights follow.

Good Food

Consumers around the globe are increasingly focused on the sustainability of their diets. Conagra Brands recognizes the Food and Agriculture Organization of the United Nations’ definition of sustainable diets, which takes into consideration the nutritional value, economic impacts, social impacts, cultural context, and environmental impacts of consumer food choices. As part of our ongoing effort to promote the adoption of sustainable diets in the markets we serve, Conagra Brands offers a variety of products with plant protein. Plant-based brands and platforms are now significant parts of our business. In 2019, Conagra Brands was acknowledged for its work in this area, receiving recognition for its sustainable protein leadership, addressing animal protein supply chain risks, and expanding our plant-based protein portfolio.

Sustainability comes in many forms. Conagra Brands celebrated its 100th birthday during fiscal 2020.

Better Planet

Climate Change Mitigation - Since 2009, we have decreased Conagra’s carbon footprint by 189,280 metric tons by engaging the employees closest to the opportunities in our efforts. Our Sustainable Development Awards program is a cornerstone of our climate change mitigation strategy and uses an annual internal competition to recognize innovative ideas related to sustainable production. Conagra Brands is also a signatory of the Science-Based Targets Initiative, and we are in the process of setting science-based climate change targets in line with the Initiative’s protocols.

Water Conservation – Our water conservation projects have conserved 3.5 billion gallons of water since 2009, including 120 million gallons of water in fiscal year 2020. More than 85% of our operational water comes from areas on the lower end of the World Resources Institute water risk spectrum.

Zero Waste - In fiscal year 2020, eight of our manufacturing facilities diverted more than 95% of waste materials from landfills through recycling and other innovative waste reduction measures.

Responsible Sourcing

All of our goods and services are sourced in accordance with our Supplier Code of Conduct, under which suppliers are required to: reduce environmental impacts such as deforestation, greenhouse gas emissions, and waste generation; protect water resources through restorative or conservation efforts; support social needs in the communities in which they operate though philanthropic investment, diversity and inclusion, and human rights practices; and support efforts to implement traceability of goods and services throughout the supply chain.

Conagra’s approach to product packaging takes environmental impacts into account while continuing to ensure food quality and safety. We are striving toward making 100% of our current plastic packaging renewable, recyclable or compostable by 2025.

  5    CONAGRA BRANDS

Stronger Communities

Corporate Ethics and Culture - Our Code of Conduct provides guideposts for how our employees and Board members must conduct themselves when representing Conagra both inside and outside the workplace. We conduct annual trainings to ensure that employees are aware of our expectations and their obligations under the Code of Conduct.

We take pride in our culture—the most energized, high-impact culture in the food industry. We call it the Conagra Experience—a culture that supports and enables our six Timeless Values:

•	Integrity: Doing the right things and doing things right

•	External focus: Centering on the consumer, customer, competitor and investor

•	Broad-mindedness: Rejecting silos and embracing disciplined curiosity

•	Agility: Converting insights into action with the speed of an entrepreneur

•	Leadership by all: Simplifying, making decisions, inspiring others, and acting like an owner

•	Focus on results: Leveraging a “refuse-to-lose” obsession with impact and value creation

Human Rights, Diversity and Inclusion - We leverage the differences we bring to the table as a competitive advantage.

•	In fiscal year 2020, Conagra received a perfect score of 100% on the Human Rights Campaign’s Corporate Equality Index for the sixth year in a row.

•	Our CEO is an original signatory to the CEO Action for Diversity and Inclusion™ Pledge.

•

During the fourth quarter of fiscal 2020, we began a process, currently underway, leveraging an external diversity and inclusion consultancy to identify specific opportunities that will have the most impact on our diversity and inclusion journey.

Employee Health & Safety - Our global Environment, Occupational Health and Safety Philosophy drives us towards continuous environment health and safety (“EH&S”) improvement, as measured by our leading environmental and safety indicators and implemented through our EH&S management approach. During fiscal year 2020, our Occupational Safety & Health Administration incident rate was 1.98 incidents per 100 full-time workers, which is below the industry average of 4.21 for companies in the food manufacturing sector.

2020 PROXY STATEMENT      6

Community Impact & Philanthropy - We believe in giving back to the communities in which we live and work. Employee volunteerism, product donations and financial contributions are all a part of our community impact approach.

•   In both 2019 and 2020, Conagra Brands was recognized as one of the 50 most community-minded companies in the United States by The Civic 50, an initiative of Points of Light, the world’s largest organization dedicated to volunteer service.

•   We recognize the opportunity we have to a make a difference in the global effort to end food insecurity. Conagra Brands has a long-standing relationship with Feeding America, the nation’s leading hunger relief nonprofit. In fiscal year 2020, we donated over 30 million pounds of food to Feeding America and its network of food banks.

“Great food and great results are natural outcomes of a strategy that starts with the question — what’s the right thing to do? By doing the right things, and doing them right, we will continue to deliver meaningful and sustainable success for all.”

– Sean Connolly

  7    CONAGRA BRANDS

NON-DAIRY
made with Almond Milk
Reddi wip

VOTING ITEM #1 :

Election of Directors

Our business is managed under the direction of the Board, and you are being asked to vote to elect the members of the Board to hold office until the Conagra Brands 2021 Annual Meeting of Shareholders, and until their successors have been elected and qualified. The members of the Board take their obligations to you, our shareholders, seriously, and we therefore open this Proxy Statement with the key information you need to vote for our election to serve you for another year.

Who We Are

Currently, the Board consists of 11 directors whose terms expire at the 2020 Annual Meeting. Mr. Stephen Butler, one of the Company’s current independent directors, has turned 72, Conagra’s retirement age under its Corporate Governance Principles. As a result, Mr. Butler has not been re-nominated as a director and will not stand for re-election at the 2020 Annual Meeting. Our Board thanks Mr. Butler for his many years of exemplary service.

Based on the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board has nominated 10 current directors, as named in this Proxy Statement, for election at the 2020 Annual Meeting. Information about each of the 10 nominees is set forth on pages 9-17. If elected, each of the directors will hold office until the Conagra Brands 2021 Annual Meeting of Shareholders, and until their successors have been elected and qualified. We have no reason to believe that any of the nominees for director will be unable to serve if elected.

Anil Arora Age: 59 Director Since: July 17, 2018 Independent Board Committees: • Audit / Finance Committee

Other public company directorships:

•  Envestnet, Inc. since November 2015

•  Yodlee, Inc. (as Chairman) from March 2014 until November 2015

Experiences, qualifications and skills considered in re-nominating Mr. Arora:

•  Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from experience as President and Chief Executive Officer of Yodlee, Inc. from start-up phase through its IPO and subsequent acquisition by Envestnet, and subsequently as Vice Chairman of Envestnet and Chief Executive of Envestnet | Yodlee.

•  Technology Expertise: Extensive experience in technology, operating at the intersection of the consumer, internet and technology sectors.

•   M&A Experience: Led Yodlee through its growth from start-up through ultimate acquisition.

Mr. Arora served as Vice Chairman of Envestnet, Inc. (a cloud based financial technology, data intelligence and wealth management company) and Chief Executive of Envestnet | Yodlee from November 2015 until February 2019. Prior to that, he served as President, Chief Executive Officer and a director of Yodlee, Inc. (a data intelligence and financial technology products provider) from February 2000 until its initial public offering in March 2014 and as Chairman of the board of directors of Yodlee, Inc. from March 2014 until November 2015.

Prior to joining Yodlee, Mr. Arora served in various positions with Gateway, Inc. (a computer hardware manufacturer).

Earlier in his career, Mr. Arora served in various strategy and marketing positions for The Pillsbury Company (a manufacturer and marketer of branded consumer foods) and Kraft Foods Group, Inc. (a manufacturer and marketer of branded consumer foods).

  9    CONAGRA BRANDS

Thomas “Tony” K. Brown Age: 64 Director Since: October 15, 2013 Independent Board Committees: • Audit / Finance Committee • Nominating and Corporate Governance Committee

Other public company directorships:

•  3M Company (a global innovation company) since August 2013

•  Tower International, Inc. (a metal component manufacturing company) since April 2014; has served as non-executive Chairman of the Board since 2017

Experiences, qualifications and skills considered in re-nominating Mr. Brown:

•   Public Company Experience; Former C-Suite Executive: Understanding of governance issues facing public companies from his board service to other public companies; broad leadership capabilities and insights from his experience in leadership roles at Ford Motor Company and other companies.

•  International Expertise: Vast experience in global purchasing and supply chain at Ford Motor Company and other companies.

Mr. Brown served as Group Vice President, Global Purchasing with Ford Motor Company (a motor vehicles manufacturer) from 2008 until his retirement in August 2013. He joined Ford Motor Company in 1999 and served in various leadership capacities in global purchasing during his tenure.

Prior to joining Ford Motor Company, Mr. Brown served in leadership positions at United Technologies Corporation (an aerospace products and services company) (as Vice President, Supply Chain), QMS, Inc. (an IT service management company) and Digital Equipment Corporation (a computer company).

2020 PROXY STATEMENT      10

Sean M. Connolly Age: 54 Director Since: April 6, 2015 Not Independent Board Committees: • Executive Committee

Other public company directorships

•  The Hillshire Brands Company (as President and CEO) from June 2012 to August 2014

Experiences, qualifications and skills considered in re-nominating Mr. Connolly:

•   Public Company Experience; Active C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies as well as from his current board service to privately held S.C. Johnson & Son, Inc. (a manufacturer of household cleaning supplies and other consumer chemicals); closest knowledge of our business and operations as a result of his service as the CEO of Conagra Brands.

•  Market Facing Experience: Extensive career focused on and committed to building leading consumer brands in the food industry.

•  M&A Experience: Transactional experience during his tenure with several companies in the consumer packaged goods industry.

Mr. Connolly has served as our President and Chief Executive Officer and a member of the Board since April 6, 2015.

Previously, he served as President and Chief Executive Officer and a director of The Hillshire Brands Company (a branded food products company) from June 2012 to August 2014. Before becoming CEO of Hillshire, Mr. Connolly served as Executive Vice President of Sara Lee Corporation (a branded food products company and the predecessor to Hillshire) and Chief Executive Officer, Sara Lee North American Retail and Foodservice.

Prior to joining Sara Lee in anticipation of the spin-off of Hillshire, Mr. Connolly served as President of Campbell North America, the largest division of Campbell Soup Company (a branded food products company); President, Campbell USA; and President, North American Foodservice for Campbell. Before joining Campbell in 2002, he served in various marketing and brand management roles at The Procter & Gamble Company (a branded consumer packaged goods company).

  11    CONAGRA BRANDS

Joie A. Gregor Age: 70 Director Since: February 6, 2009 Independent Board Committees: • Executive Committee • Human Resources Committee • Nominating and Corporate Governance Committee (Chair)

Other public company directorships:

•  Conduent Incorporated (a business process services company) from 2016 to 2019

Experiences, qualifications and skills considered in re-nominating Ms. Gregor:

•   Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from her board service to other public companies; extensive senior leadership experience at several organizations.

•  Market Facing Experience: Significant experience in advising public and private companies on market development, product strategy, sales and service and global account management as well as organizational structure.

•   Technology Expertise: Significant technology experience from 13 years of service at IBM as well as her private equity portfolio experience.

•   M&A Experience: Transactional experience during her tenure at several organizations.

•   International Expertise: Substantial international business and management experience from prior service to organizations with operations in various geographic regions.

Ms. Gregor served as a Managing Director of Warburg Pincus LLC (a private equity investment firm) from 2014 until her retirement in 2016. In this role, she provided organizational guidance and strategic direction across all firm investing areas.

Before her time with Warburg Pincus, Ms. Gregor’s professional experience included the following:

•  From 2007 to 2008, Assistant to the President of the United States for Presidential Personnel under President George W. Bush

•  From 2002 to 2007, Vice Chairman of Heidrick & Struggles International, Inc. (an executive search firm). Ms. Gregor’s tenure at Heidrick & Struggles International began in 1993 and she served in a number of senior leadership roles, including as President, North America, managing partner of the firm’s Global Board of Directors Practice as well as a member of the management committee.

•  Ms. Gregor began her career with IBM Corporation, where she held a variety of leadership positions of increasing responsibility over a 13-year period.

2020 PROXY STATEMENT      12

Rajive Johri Age: 70 Director Since: January 1, 2009 Independent Board Committees: • Audit / Finance Committee • Nominating and Corporate Governance Committee

Other public company directorships:

•  Charter Communications Inc. (a telecommunications and mass media company) from 2006 until 2009

Experiences, qualifications and skills considered in re-nominating Mr. Johri:

•   Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his tenure with other public companies; strong leadership capabilities and insights, including through his service as President of First National Bank of Omaha.

•  Finance / Capital Management Expertise; Risk Management Expertise: Significant expertise in finance, accounting, and risk and compliance oversight from his service to banking organizations, including risk assessment and risk management experience.

•   International Expertise: Substantial international business and management experience from prior service to banking institutions with responsibility over various geographic regions.

Mr. Johri served as President and Director of First National Bank of Omaha (a banking institution) from 2006 until his retirement in 2009. From September 2005 to June 2006, Mr. Johri served as President of First National Credit Cards Center for First National Bank of Omaha.

Prior to joining First National Bank of Omaha, Mr. Johri served as an Executive Vice President for J.P. Morgan Chase Bank (a banking institution) from 1999 until 2004.

  13    CONAGRA BRANDS

 Richard H.  Lenny

  Age: 68

  Director Since:

  March 17, 2009

  Non-Executive

  Chairman Since:

  May 28, 2018

  Independent

  Board Committees:

•  Executive Committee (Chair)

•  Human Resources Committee

•  Nominating and Corporate Governance Committee

Other public company directorships:

•  Discover Financial Services (a direct banking and payment services firm) from 2009 until 2018

•  Illinois Tool Works Inc. (a global manufacturer of industrial products and equipment) since 2014 (lead independent director since 2020)

•  McDonald’s Corporation (retail eating establishments) since 2005

Experiences, qualifications and skills considered in re-nominating Mr. Lenny:

•  Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies; strong leadership capabilities and insights, particularly with major consumer brands based on his lengthy career in the food industry.

•   Market Facing Experience; International Expertise: Deep knowledge of strategy, marketing and business development in the consumer products food industry domestically and abroad from his lengthy career in leadership roles in global food companies.

Mr. Lenny served as Chairman, President and Chief Executive Officer of The Hershey Company (manufacturer, distributor and marketer of candy, snacks, and candy-related grocery products) from 2001 until his retirement in 2007.

Prior to joining The Hershey Company, Mr. Lenny served as Group Vice President of Kraft Foods, Inc. (a packaged food company) and as President of Nabisco Biscuit Company (a packaged food company).

Mr. Lenny served as non-executive Chairman of Information Resources, Inc. (a market research firm) from 2013 until 2018. He served as a senior advisor with Friedman, Fleischer & Lowe, LLC (a private equity firm) from 2014 until 2016 and as an operating partner from 2011 until 2014.

2020 PROXY STATEMENT      14

 Melissa Lora

  Age: 58

  Director Since:

  January 4, 2019

  Independent

  Board Committees*:

•  Audit / Finance Committee

*   Ms. Lora currently serves as a member of the Audit/Finance Committee. At the conclusion of the 2020 Annual Meeting, Ms. Lora will begin serving as Chair of the Audit/Finance Committee and as a member of the Executive Committee.

Other public company directorships:

•  KB Home (one of the largest homebuilders in the United States) since 2004 (lead independent director since 2016)

•  MGIC Investment Corporation (a mortgage insurance company) since 2018

Experiences, qualifications and skills considered in re-nominating Ms. Lora:

•  Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from her experience in various leadership roles at Taco Bell Corp.; broad understanding of governance issues facing public companies from her board service to other public companies, including as lead independent director of KB Home.

•  Market Facing Experience; International Expertise: Substantial international business and management experience from service as President of Taco Bell International.

•  Finance / Capital Management Expertise; Risk Management Expertise: Deep expertise in finance, risk and compliance oversight as a result of more than a decade of service as Chief Financial Officer of an operating division (Taco Bell Corp.) of Yum! Brands, Inc., as well as a decade of service as the Chair of the Audit Committee of KB Home.

Ms. Lora served as President of Taco Bell International, a segment of Taco Bell Corp. (a subsidiary of Yum! Brands, Inc., one of the world’s largest restaurant companies) from 2013 until her retirement in 2018. She previously served in various roles at Taco Bell Corp., including Global Chief Financial and Development Officer from 2012 to 2013, Chief Financial and Development Officer from 2006 to 2012, and Chief Financial Officer from 2001 to 2006.

  15    CONAGRA BRANDS

Ruth Ann Marshall Age: 66 Director Since: May 23, 2007 Independent Board Committees: • Executive Committee • Human Resources Committee (Chair) • Nominating and Corporate Governance Committee

Other public company directorships:

•  Global Payments Inc. (a provider of payment technology services) since 2006

•  Regions Financial Corporation (a provider of banking, trust, stockbrokerage and mortgage services) since 2011

Experiences, qualifications and skills considered in re-nominating Ms. Marshall:

•  Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from her service to MasterCard International, Inc., including marketing, account management and customer service; broad understanding of governance issues facing public companies from her board service to other public companies.

•  Market Facing Experience; International Expertise; Technology Expertise: Significant domestic and international experience in growing the MasterCard Americas business, including through new product development.

•   Finance / Capital Management Expertise; Risk Management Expertise: Expertise in finance from her service to MasterCard and on the Audit Committee of Regions Financial. Transactional experience from her board service to other public companies.

Ms. Marshall was President of the Americas at MasterCard International, Inc. (payments industry) from October 1999 until her retirement in June 2006. At MasterCard, Ms. Marshall was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean.

Prior to joining MasterCard International, Inc., Ms. Marshall served as Senior Executive Vice President of Concord EFS, Inc. (an electronic payment services company), where she oversaw marketing, account management, customer service and product development.

2020 PROXY STATEMENT      16

Craig P. Omtvedt Age: 70 Director Since: November 11, 2016 Independent Board Committees: • Audit / Finance Committee

Other directorships:

•  General Cable Corp. (a wire and cable manufacturer) from 2004 until 2018

•  The Hillshire Brands Company from 2012 until 2014

•  Oshkosh Corporation (a manufacturer and marketer of specialty vehicles and vehicle bodies) since 2008 (non-executive Chairman of the Board from 2017 to 2020)

Experiences, qualifications and skills considered in re-nominating Mr. Omtvedt:

•   Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies; strong leadership capabilities and insights from his service as Chief Financial Officer of Fortune Brands.

•   Finance / Capital Management Expertise; Risk Management Expertise: Deep expertise in accounting and finance, based on decades of experience in accounting and finance roles, including Chief Financial Officer, Chief Accounting Officer, and Chief Internal Auditor, at a public company.

Mr. Omtvedt served as Senior Vice President and Chief Financial Officer of Fortune Brands, Inc. (a former leading consumer products company) from 2000 until his retirement in October 2011. He served as a consultant to Beam Inc., the successor to Fortune Brands, during 2012. Previously, Mr. Omtvedt held a series of finance leadership positions of increasing responsibility with Fortune Brands, including Senior Vice President and Chief Accounting Officer; Vice President and Chief Accounting Officer; and Vice President, Deputy Controller and Chief Internal Auditor. He first joined Fortune Brands in 1989.

Before joining Fortune Brands, Mr. Omtvedt served in financial positions of increasing responsibility at both The Pillsbury Company and Sears, Roebuck & Company.

Scott Ostfeld Age: 43 Director Since: February 16, 2019 Independent Board Committees: • Human Resources Committee

Other directorships:

•  HD Supply Holdings, Inc. (an industrial distributor) since 2017

•  Team Health Holdings, Inc. (a supplier of outsourced healthcare professional staffing and administrative services) from 2016 until 2017

Experiences, qualifications and skills considered in re-nominating Mr. Ostfeld:

•  Public Company Experience: Broad understanding of governance issues facing public companies from his board service to other public companies.

•  Finance / Capital Management Expertise; Risk Management Expertise: Significant experience in finance and risk management from his service as a partner of JANA Partners LLC and co-portfolio manager of JANA Strategic Investments.

•   M&A Experience: Significant transactional experience from his service to GSC Partners acquiring companies through the bankruptcy restructuring process, as well as his service in investment banking at Credit Suisse First Boston.

Mr. Ostfeld is a partner of JANA Partners LLC (investment manager) where he is co-portfolio manager of JANA Strategic Investments, its active equity ownership strategy.

Prior to joining JANA Partners LLC in 2006, Mr. Ostfeld was with GSC Partners in their distressed debt private equity group focused on acquiring companies through the bankruptcy restructuring process and enhancing value as an active equity owner.

Prior to GSC Partners, Mr. Ostfeld was an investment banker at Credit Suisse First Boston where he worked on a variety of M&A and capital raising assignments.

  17    CONAGRA BRANDS

How We Are Selected

Our Skills and Qualifications

We seek independent directors with high standards for ethics and integrity. Individuals must be willing to commit the time needed to carry out their director duties, including overseeing our strategy, CEO succession planning, and director refreshment. We also seek directors with experience in the following areas:

Public company board experience	Active or former C-Suite executive	Market-facing experience	International expertise	Finance/capital management expertise	M&A experience	Technology expertise	Risk management expertise

The following matrix summarizes our director nominees’ individual experiences, skills and characteristics. This summary is not an exhaustive list of each nominee’s contributions to the Board.

	Public Company Board Experience	Active / Former C-Suite Executive	Market- Facing Experience	International Expertise	Finance / Capital Management Expertise	M&A Experience	Technology Expertise	Risk Management Expertise
Anil Arora
Thomas K. Brown
Sean M. Connolly
Joie A. Gregor
Rajive Johri
Richard H. Lenny
Melissa Lora
Ruth Ann Marshall
Craig P. Omtvedt
Scott Ostfeld

2020 PROXY STATEMENT      18

The Board also values diversity and strives to build a Board of diverse views, perspectives, backgrounds and experiences. While diversity is viewed broadly at Conagra Brands, the Board also measures its diversity along more traditional lines, including by examining:

Board Tenure (years served per director and the average tenure of the Board)	Director Age (individually and the average age of the Board)	Gender Mix	Race/Ethnic Diversity Mix

The collective profile of our director nominees, as of August 3, 2020, is as follows:	Tenure

Independence 9 of 10 directors are independent	Board Refreshment 5 of 10 directors joined since 2015

Diversity 6 of 10 are female or ethnically diverse	Age 62: Average age of the Board

  19    CONAGRA BRANDS

Director Refreshment

The Board desires that its membership collectively hold a broad range of skills, education, experiences and qualifications that can be leveraged for the benefit of the company and its shareholders. The Board uses refreshment processes to enable it to evaluate the continued alignment of the Board’s membership with the needs of Conagra Brands. The Board’s refreshment processes involve reviewing and modifying the skills and characteristics required for membership. The Board also enables planned refreshment through its maintenance of a mandatory retirement age for directors. As a result of our refreshment processes, our Board represents a mix of long-tenured directors and directors who provide new and different insights, expertise and experiences. In fact, five of our current directors (including our CEO) are new to the Board since 2015.

For additional information on the director nomination process, please see “How We Govern – Nominating and Corporate Governance Committee – Director Nomination Process” below.

Director Independence

To be considered independent, the Board must affirmatively determine that a director has no material relationship with Conagra Brands. The Board has determined that 9 of our 10 nominees for director – directors Arora, Brown, Gregor, Johri, Lenny, Lora, Marshall, Omtvedt and Ostfeld – have no material relationships with Conagra Brands and are independent within the meaning of applicable independence standards. The Board also determined that Stephen Butler, who served as a director during fiscal 2020 but who will not stand for re-election at the 2020 Annual Meeting, has no material relationships with Conagra Brands and is independent within the meaning of applicable independence standards. Mr. Connolly is not considered to be independent due to his employment with Conagra Brands.

In making its independence determinations, the Board applied the listing standards of the New York Stock Exchange, or NYSE, and the categorical independence standards contained in our Corporate Governance Principles. The Board considers even immaterial relationships, including transactions, relationships and arrangements with the company, in its decision-making process to ensure a complete view of each director’s independence.

The Board also reviewed our commercial relationships with companies on whose boards members of the Board served during fiscal 2020. The relationships with these companies involved Conagra Brands’ purchase or sale of products and services in the ordinary course of business on arm’s-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under our Corporate Governance Principles or under applicable law and NYSE listing standards.

In addition to satisfying our independence standards, each member of the Audit / Finance Committee of the Board must satisfy an additional Securities and Exchange Commission, or SEC, independence requirement. This requirement provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of Conagra Brands. Each member of the Audit / Finance Committee satisfies this additional independence requirement.

The SEC and NYSE have also adopted heightened standards relating to the independence of members of the Human Resources Committee, which we refer to as the HR Committee. These standards require consideration of the source of HR Committee members’ compensation, including any consulting, advisory or other compensatory fees paid to an HR Committee member, and each HR Committee member’s affiliation with us, any of our subsidiaries or any affiliates of our subsidiaries. Each member of the HR Committee satisfies these additional independence requirements.

2020 PROXY STATEMENT      20

How We Govern

The Board is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment, communicates with investors, and adopts governance practices as needed that support informed, competent, and independent oversight on behalf of our shareholders. Our Corporate Governance Principles provide a summary of these practices and are available on our website at http://www.conagrabrands.com/investor-relations/corporate-governance/principles. Highlights of our corporate governance practices include the following:

Fully Independent Standing Committees

Critical aspects of the Board’s work are handled by three standing committees, each of which is comprised solely of independent directors: an Audit/Finance Committee, a Human Resources Committee and a Nominating and Corporate Governance Committee.

Annual Election of Directors	To promote greater accountability to shareholders, our directors stand for election on an annual basis.
Majority Voting in Uncontested Director Elections

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board, subject to acceptance or rejection by the Board. Within 90 days of the certification of the election results, the Board will publicly disclose its decision as to whether to accept or reject the resignation.

Regularly-Scheduled Executive Sessions

The Board meets on a regularly-scheduled basis and holds an independent executive session at every regularly-scheduled meeting of the Board and its respective committees. The Board holds five regularly-scheduled independent executive sessions per year. The Chairman of the Board presides at all Board meetings, including executive sessions.

  21    CONAGRA BRANDS

90% Director Independence

The Board has determined that 9 of our 10 nominees for directors have no material relationship with Conagra Brands and are independent within the meaning of applicable independence standards, including the listing standards of the NYSE and the categorical standards contained in our Corporate Governance Principles.

Independent Board Leadership	The Board believes that independent Board leadership is a critical component of our governance structure. Since 2005, our Board Chair and CEO roles have been separate.
Director Attendance at Meetings

During fiscal 2020, the Board met 9 times (5 regular meetings and 4 special meetings) and acted by unanimous written consent once. Each Board member attended 75% or more of the total number of fiscal 2020 meetings of the Board and committees of the Board on which he or she served.

Board members are required to attend the company’s annual meeting of shareholders each year. All nominees attended the 2019 Annual Meeting of Shareholders.

Board, Committee and Individual Evaluation Process

Each of the Board, the Audit / Finance Committee, the HR Committee and the Nominating and Corporate Governance Committee conducts a self-evaluation of its performance on an annual basis. In addition, individual director evaluations are conducted on an annual basis.

Retirement Age

No director may be nominated to a new term if he or she would be over age 72 at the time of the election. As previously noted, in accordance with this policy, current director Stephen Butler has not been re-nominated as a director and will not stand for re-election at the 2020 Annual Meeting.

2020 PROXY STATEMENT      22

Orientation and Continuing Education

We conduct an orientation program for each new director as soon as possible following his or her election or appointment. The orientation includes presentations by senior management with respect to a wide range of topics, including our strategic plans, governance practices, control environment and human capital management priorities.

Board members receive materials and briefing sessions to continue their education on subjects that assist them in the discharge of their duties. We also provide reimbursement of expenses associated with our independent directors’ attendance at one outside director education program each fiscal year.

Proxy Access

Our by-laws permit shareholders to nominate directors through proxy access. Any shareholder, or group of up to 20 shareholders collectively, owning at least 3% of the outstanding shares of Conagra Brands common stock continuously for at least three years may nominate director candidates for inclusion in our proxy materials (not to exceed the greater of two candidates or 20% of the number of directors then in office).

Board Leadership Structure

The Board believes that independent Board leadership is a critical component of our governance structure. Our Corporate Governance Principles require us to have either an independent Board Chair or, if the positions of Board Chair and Chief Executive Officer are held by the same person, a lead independent director. Since 2005, our Board Chair and CEO roles have been separate. With separate Board Chair and CEO roles, our CEO can focus his time and energy on setting the strategic direction for the company, overseeing daily operations, engaging with external constituents, developing our leaders and promoting employee engagement at all levels of the organization. Meanwhile, our independent Board Chair leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the CEO and senior leadership team between Board meetings on business developments and providing overall guidance to our CEO as to the Board’s views and perspectives, particularly on the strategic direction of the company.

  23    CONAGRA BRANDS

Board Committees

The Board has established four standing committees: the Audit / Finance Committee, the Executive Committee, the HR Committee, and the Nominating and Corporate Governance Committee. The Audit / Finance Committee, HR Committee and Nominating and Corporate Governance Committee operate under written charters that have been approved by the full Board; each of these three committees is comprised entirely of independent directors.

Membership on each of the Board’s standing committees as of August 3, 2020 is as follows:

Name	Audit / Finance Committee	Executive Committee	HR Committee	Nominating and Corporate Governance Committee

Anil Arora

Thomas K. Brown

Stephen G. Butler(1)	Chair

Sean M. Connolly

Joie A. Gregor				Chair

Rajive Johri

Richard H. Lenny	ex officio	Chair

Melissa Lora(1)

Ruth Ann Marshall			Chair

Craig P. Omtvedt

Scott Ostfeld

Total Meetings in FY2020	10	--	4	4

(1)

Stephen Butler has not been re-nominated as a director and will not stand for re-election at the 2020 Annual Meeting. As of the date of the 2020 Annual Meeting, Melissa Lora will serve as Chair of the Audit/Finance Committee and as a member of the Executive Committee.

2020 PROXY STATEMENT      24

Audit / Finance Committee

Committee Members:	Primary Responsibilities

Anil Arora

Thomas K. Brown

Stephen G. Butler, Chair*

Rajive Johri

Melissa Lora*

Craig P. Omtvedt

*  Stephen Butler has not been re-nominated as a director and will not stand for re-election at the 2020 Annual Meeting. At the conclusion of the 2020 Annual Meeting, Melissa Lora will begin serving as Chair of the Audit/Finance Committee.

   Oversee the integrity of the company’s financial statements and review annual and quarterly SEC filings and earnings releases

   Receive reports on critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

   Retain the independent auditor and review the qualifications, independence, and performance of the independent auditor; pre-approve audit and non-audit services performed by the independent auditor

   Review the qualifications, independence and performance of the internal audit department

   Receive reports on the activities of management’s Enterprise Risk Management Committee and Risk Oversight Committee, as well as on the company’s processes for overseeing financial risks, including management’s assessment and control of derivative and treasury risks

   Review the company’s compliance with legal and regulatory requirements

   Review the company’s strategies and plans related to capital structure, including borrowing, liquidity, and allocation of capital

Financial Expertise and Financial Literacy

Each member of the Audit / Finance Committee is financially literate within the meaning of NYSE rules and the Board has determined that directors Arora, Butler, Johri, Lora and Omtvedt are qualified as audit committee financial experts within the meaning of SEC regulations. All directors serving on the Audit / Finance Committee are independent in accordance with SEC rules, NYSE listing standards and the company’s independence standards.

Related-Party Transactions

The Audit / Finance Committee has adopted a written policy regarding the review, approval, and ratification of related-party transactions (generally, transactions involving an amount in excess of $120,000 in which the company is a participant and in which a related person has or will have a direct or indirect material interest). Under the policy, all related-party transactions must be pre-approved by the Audit / Finance Committee unless circumstances make pre-approval impracticable. In the latter case, management may enter into the transaction, but the transaction remains subject to ratification by the Audit / Finance Committee at its next regular, in-person meeting.

In determining whether to approve or ratify a related-party transaction, the Audit / Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related-party’s interest in the transaction. No director is permitted to participate in any approval of a related-party transaction in which he or she is a related party, except that the Board member will provide all material information concerning the related party transaction to the Audit / Finance Committee. On at least an annual basis, the Audit / Finance Committee reviews and assesses ongoing related-party transactions to determine whether they comply with the company’s guidelines and that the relationships remain appropriate. All related-party transactions are disclosed to the full Board.

  25    CONAGRA BRANDS

During fiscal 2020, one related party transaction arose. David B. Biegger is the company’s Executive Vice President and Chief Supply Chain Officer. One of Mr. Biegger’s immediate family members is employed by the company as a Brand Manager and earned total compensation in excess of $120,000. The immediate family member’s position does not report, directly or indirectly, to Mr. Biegger. In addition, the individual is compensated in a manner that is appropriate for their responsibilities and experience and in accordance with standard compensation practices available to other individuals in comparable roles. The relationship described was reviewed and ratified in accordance with our policy for review of transactions with related persons.

Executive Committee

Committee Members:	Primary Responsibility

Stephen G. Butler*

Sean M. Connolly

Joie A. Gregor

Richard H. Lenny, Chair

Ruth Ann Marshall

*  Stephen Butler has not been re-nominated as a director and will not stand for re-election at the 2020 Annual Meeting. At the conclusion of the 2020 Annual Meeting, Melissa Lora will begin serving as a member of the Executive Committee.

Act on behalf of the Board between meetings as exigency requires or at the request of the full Board

Human Resources Committee

Committee Members:	Primary Responsibilities

Joie A. Gregor Richard H. Lenny Ruth Ann Marshall, Chair Scott Ostfeld

   Review, evaluate and approve compensation plans and programs for the company’s directors, executive officers and certain other senior employees

   Annually review and approve corporate goals and objectives relevant to CEO compensation and, together with the other independent directors, at least annually evaluate the CEO’s performance in light of these goals and objectives

   Review, directly or with the full Board, succession plans for all senior positions

   Review whether the company’s compensation programs for employees generally are designed in a manner that does not incent employees to take inappropriate or excessive risks and whether any compensation policies or practices are reasonably likely to have a material adverse effect on the company

   Retain and terminate consultants or outside advisors to support the Committee, and approve related fees and engagement terms; determine whether any conflicts of interest with compensation consultants or advisors exist

2020 PROXY STATEMENT      26

Executive and Director Compensation

The HR Committee has retained authority over the determination of executive and non-employee director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for non-employee directors and any base salary change for the CEO. The HR Committee may delegate its responsibilities to subcommittees comprised of one or more HR Committee members or to selected members of management, subject to requirements of our by-laws and applicable laws, regulations and the terms of shareholder-approved plans. Additional information about the HR Committee’s processes for determining executive compensation and the role of the HR Committee’s compensation consultant can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Human Capital Management

In addition to leading the Board’s oversight of succession planning, the HR Committee takes an active interest in making sure all employees are fully engaged and realizing their potential. To accomplish this, the HR Committee receives reports from management on the diversity pipeline within the company and initiatives underway focused on improving the diversity of the company’s workforce. The HR Committee also reviews the human capital strategic plan and progress on work underway to ensure Conagra achieves its vision of having the most energized, highest impact culture in food.

Compensation Committee Interlocks and Insider Participation

The Committee members set forth above, as well as Mr. Johri, served as members of the HR Committee during fiscal 2020. During fiscal 2020, none of the current or former executive officers of Conagra Brands or any of its current employees served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the HR Committee or the Board of Conagra Brands.

Additional information about the roles and responsibilities of the HR Committee is provided in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Nominating and Corporate Governance Committee

Committee Members:	Primary Responsibilities

Thomas K. Brown Joie A. Gregor, Chair Rajive Johri Richard H. Lenny Ruth Ann Marshall

   Identify qualified candidates for membership on the Board

   Propose to the Board a slate of directors for election by the shareholders at each annual meeting

   Propose to the Board candidates to fill vacancies on the Board

   Consider and make recommendations to the Board concerning the size and functions of the Board and the various Board committees

   Consider and make recommendations to the Board concerning corporate governance policies

   Assess the independence of Board members

   Advise management on internal and external factors and relationships affecting our image and reputation, including those related to corporate citizenship and public policy issues significant to the company

  27    CONAGRA BRANDS

Director Nomination Process

The Nominating and Corporate Governance Committee considers Board candidates suggested by Board members, management and shareholders. During fiscal 2020, the Nominating and Corporate Governance Committee also retained a third-party search firm to identify director candidates. The Nominating and Corporate Governance Committee provided the third-party search firm with guidance as to the skills, experience and qualifications that the Nominating and Corporate Governance Committee was seeking in potential candidates, and the search firm identified candidates for the Nominating and Corporate Governance Committee’s consideration. Shareholders may also directly nominate candidates pursuant to our “proxy access” bylaws, as described below. Shareholders wishing to submit candidates for election as directors must notify our Corporate Secretary in writing by delivering or mailing a notice to our principal executive offices at 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654. See “— Ability of Shareholders to Nominate Directors via Proxy Access” and “Our Annual Meeting of Shareholders — Our 2021 Annual Meeting of Shareholders” for further details regarding the procedures for submission of director nominations by shareholders.

When a potential candidate is brought to the Board’s attention, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the individual. This initial determination is based on whether additional Board members are necessary or desirable. It is also based on whether, based on the information provided or otherwise available to the Nominating and Corporate Governance Committee, the prospective nominee is likely to satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it may request a third-party to gather additional information about the prospective director candidate. The Nominating and Corporate Governance Committee may also elect to interview a candidate.

Although the Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met for a candidate to be nominated as a director, the Nominating and Corporate Governance Committee evaluates each prospective director candidate against the standards and qualifications set forth in our Corporate Governance Principles, including, but not limited to:

•	Board skill needs, taking into account the qualifications and skills outlined on page 18 of this Proxy Statement and the experience of current Board members;

•	the candidate’s background, including demonstrated high standards of ethics and integrity, as well as the candidate’s ability to work toward business goals with other Board members;

•	diversity, including the extent to which the candidate reflects the composition of our constituencies;

•	whether the candidate has sufficient time to effectively carry out the duties of a director;

•	the candidate’s qualifications as independent and ability to serve on various committees of the Board; and

•	business experience, which should reflect a broad level of experience at the policy-making level.

In evaluating potential director nominees, the Nominating and Corporate Governance Committee assesses whether the Board, collectively, represents diverse views, perspectives, backgrounds and experiences that will enhance the Board’s and our effectiveness. The Nominating and Corporate Governance Committee seeks directors who have qualities to achieve the goal of a well-rounded, diverse Board as a whole, including through the consideration of diversity in professional experience, skills, board tenure, race, ethnicity, gender and age.

After completing its evaluation process, the Nominating and Corporate Governance Committee makes a recommendation to the Board as to who should be nominated, and the Board determines the director nominees after considering the Nominating and Corporate Governance Committee’s recommendations. The evaluation process for nominees recommended by shareholders does not differ from the process set forth above.

Ability of Shareholders to Nominate Directors via Proxy Access. If a shareholder or group of shareholders wishes to nominate a candidate directly, they may do so in accordance with the provisions set forth in our by-laws. In July 2020, our Board amended our by-laws to permit any shareholder, or group of up to 20 shareholders collectively, owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to

2020 PROXY STATEMENT      28

the greater of:

•	20% of the total number of directors on the Board, rounding down to the nearest whole number, and

•	two directors,

all in accordance with the requirements set forth more fully in our by-laws.

Under our by-laws, requests to include shareholder-nominated candidates for director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our proxy statement for the previous year’s annual meeting of shareholders.

See “Our Annual Meeting of Shareholders – Our 2021 Annual Meeting of Shareholders – Other Shareholder Proposals to be Presented at our 2020 Annual Meeting” for further details regarding the procedures for submission of director nominations by shareholders.

Forum Bylaw. In December 2019, our Board amended the by-laws to designate the Court of Chancery of the State of Delaware, or the federal district court for the District of Delaware if the Court of Chancery does not have jurisdiction, as the forum for litigation related to the following types of proceedings:

•	Derivative actions or proceedings brought on behalf of the Company

•	Actions asserting a claim of breach of fiduciary duty owed by any director, officer or other employee to the Company or its stockholders or creditors;

•	Any action asserting a claim under the General Corporation Law of the State of Delaware;

•	Any action asserting a claim under the Certification of Incorporation or Bylaws of the Company; and

•	Any action asserting a claim governed by the internal affairs doctrine.

The Company adopted this amendment because the Company believes the best courts to decide matters of Delaware law are the courts of Delaware. Additionally, the amendment is designed to reduce the cost and complexity of the Company’s defense of litigation. The Company had previously been sued on the same underlying facts in multiple courts and in multiple jurisdictions simultaneously.

The Board’s Role in Risk Oversight

Our senior leadership is responsible for identifying, assessing, and managing our exposure to risk. The Board and its committees play an active role in overseeing management’s activities and ensuring that management’s plans are balanced from a risk/reward perspective. The Board and its committees perform this oversight through the following mechanisms.

Board-Level Discussions

Each fiscal year, the Board reviews and discusses our strategic plan and the longer-term risks and opportunities we face. The Board routinely receives reports from significant business units and functions, and these presentations include a discussion of the business, regulatory, compliance, operational, and other risks associated with planned strategies and tactics. The Board also receives regular reports regarding the activities of management’s Enterprise Risk Management Committee, which focuses on assessing and monitoring enterprise-wide risk.

Without the right talent, we cannot implement the strategies we devise. Oversight of the company’s approach to and investment in human capital management and talent development are thus key governance matters for the Board. Directly, and through its HR Committee, the Board engages regularly with management on human capital matters. Specific HR Committee activities (noted below) are supplemented by full Board actions. For example, the full Board receives an annual succession planning presentation from management during which potential successors to senior leadership roles are discussed, arranges opportunities to engage directly with emerging talent in the organization and discusses the evolution of the Conagra culture in the context of the CEO’s annual goals and objectives.

  29    CONAGRA BRANDS

Audit / Finance Committee Oversight

The Audit / Finance Committee’s charter requires it to review our processes for identifying and managing enterprise-wide risks facing the company, including, but not limited to, financial risks (such as derivative and treasury risks), cybersecurity and information technology risks, and operational risks, and to oversee our risks related to capital structure, including borrowing, liquidity, and allocation of capital. The Audit / Finance Committee also oversees our management of financial risks by, among other things, reviewing our significant accounting policies and the activities of management’s Enterprise Risk Management Committee and Risk Oversight Committee (which focuses on financial risk related to commodities, foreign currency, interest rate, credit, insurable risk, risk of loss and counterparty risk), maintaining oversight of our Internal Audit function, holding regular executive sessions with our Chief Financial Officer and Controller, our head of Internal Audit, and our independent auditors, and receiving regular legal and regulatory updates. Our management provides an enterprise risk management report to the Audit / Finance Committee on a semi-annual basis. The Chair of the Audit / Finance Committee reports to the Board on its activities.

Human Resources Committee Oversight

The HR Committee reviews the company’s leadership development activities to ensure appropriate succession planning occurs. This includes the establishment of an emergency succession protocol in the event of the CEO’s sudden incapacity or departure. The HR Committee also reviews the relationship between the company’s compensation programs and risk. The Chair of the HR Committee reports to the Board on its activities. The HR Committee has also adopted a series of policies and practices to reduce risk in our compensation programs. These policies and practices include the following:

Annual Advisory Vote on Named Executive Officer Compensation

Consistent with our shareholders’ preference, last indicated at the 2017 Annual Meeting of Shareholders, our shareholders are given an opportunity every year to vote, on an advisory basis, to approve our named executive officer compensation.

Stock Ownership Guidelines for Directors and Senior Leaders

Directors and senior leaders across the company are subject to stock ownership guidelines. All non-employee directors are expected to acquire and hold during their tenure shares of our common stock with a value of at least $500,000.

Each senior leader across the company is subject to stock ownership guidelines equal to a multiple of that person’s salary. Sean Connolly, our President and CEO, is required to own shares of our common stock having a value of at least six times his salary, and each of our other named executive officers is required to own shares of our common stock having a value of at least three or four times his or her salary.

Anti-Pledging / Hedging Policy	Our directors and executive officers, including our named executive officers, are prohibited from pledging their shares of company stock or hedging their ownership of company stock, including by trading in publicly-traded options, puts, calls, or other derivative instruments related to company stock or debt. The Company’s hedging policy for directors and executive officers does not apply to other employees.

Clawback Policy	We have a clawback policy that requires excess amounts paid to any of our senior officers under our incentive compensation programs to be recovered in the event of a material restatement of our financial statements for fiscal 2013 or later fiscal years, when such restatement results from the fraudulent, dishonest or reckless actions of the senior officer.

2020 PROXY STATEMENT      30

Nominating and Corporate Governance Committee Oversight

The Nominating and Corporate Governance Committee assists the Board in managing risks associated with Board organization, membership and structure. It also assists management in the oversight of reputational risks. The Committee reviews the company’s policies and programs related to corporate citizenship, social responsibility and public policy issues, such as sustainability, environmental responsibility and philanthropic activities. The Nominating and Corporate Governance Committee also oversees the modest political activities of the company, including political contributions and lobbying expenditures, to ensure they focus on adding shareholder value and enhancing our position as a good corporate citizen. We publish a report of these activities on our website. The Chair of the Nominating and Corporate Governance Committee reports to the Board on its activities.

Because issues related to risk oversight often overlap, certain issues may be addressed at both the committee and Board level.

Investor Engagement

We conduct investor outreach throughout the year. Our efforts help ensure that management and the Board understand and consider the issues that matter most to our shareholders and allow us to effectively address them. Management regularly attends investor conferences, holds one-on-one and small group meetings and calls with investors, and also has the opportunity to directly interact with investors and analysts during our quarterly earnings conference calls. On two occasions over the last five years, management has also hosted a large-scale investor day event at our headquarters and webcast the presentations live. Investors and analysts may email IR@conagra.com or call (312) 549-5002 to contact our Investor Relations Team.

Corporate Governance Materials Available on Our Website

To learn more about our governance practices, you can review any of the following documents at http://www.conagrabrands.com/investor-relations/corporate-governance:

• Audit / Finance Committee Charter	• HR Committee Charter

• Nominating and Corporate Governance Committee Charter	• Corporate Governance Principles

• Code of Ethics for Senior Corporate Officers	• Code of Conduct

• Procedures for bringing concerns or complaints to the attention of the Audit / Finance Committee	• Procedures for communicating with the Board, our non-management directors as a group, or the Chairman of the Board.

• Political Activity Disclosure

We promptly post updates to these documents on our website. The information on our website is not, however, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC. These documents are also available in print to any shareholder who requests them from the Corporate Secretary.

  31    CONAGRA BRANDS

How to Communicate with Us

We welcome opportunities to engage and receive feedback from our shareholders and other important stakeholders and believe that such engagement is critical to our effectiveness. You may contact any of our directors individually, any Committee of the Board, our independent directors as a group, our Chairman of the Board, or the Board generally by writing to:

Conagra Brands Board of Directors

c/o Corporate Secretary, Conagra Brands, Inc.

222 Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

Communications are compiled by the Corporate Secretary and forwarded to the addressee(s). The Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to Conagra Brands, or Conagra Brands’ business or determined to pose a possible security risk to the addressee.

You may also attend the 2020 Annual Meeting, reach out to our Shareholder Services line and share information with our Investor Relations team. See “Investor Engagement” above.

We encourage you to share your feedback by voting on the voting items described in this Proxy Statement. We are attuned to input from each of these sources and encourage your feedback.

How We Are Paid

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. On an annual basis, the HR Committee recommends the non-employee director compensation program to the Board for approval. In setting director compensation, the HR Committee receives input from FW Cook, its independent compensation consultant, on factors including the time commitment and skill level required to serve on the Board, as well as broader market practices. In addition, our Conagra Brands, Inc. 2014 Stock Plan places a limit on the equity awards that may be awarded to each non-employee director in any fiscal year.

A summary of non-employee director compensation for fiscal 2020 is set forth below.

Non-Employee Director Compensation — Other than the Chairman

The following table summarizes the compensation program for our non-employee directors other than the Chairman that was in effect during fiscal 2020. No changes were made to the compensation program described below from fiscal 2019 to fiscal 2020.

Annual Cash Retainer:	$100,000 per year(1)
Annual Committee Chair Retainer(2):	$20,000 for each Committee Chair(1)

Meeting Fees:	None, unless the director’s attendance is required at more than a total of 24 Board and Committee meetings during a fiscal year. A fee of $1,500 is paid for each meeting attended and at which a director’s attendance was required in excess of 24 meetings.

2020 PROXY STATEMENT      32

Equity Compensation:	A grant of restricted stock units, or RSUs, with a value equal to $150,000, effective on the first trading day of the fiscal year(3)

(1)	Directors who join the Board or who are elected as the Chair of a Committee after the start of a fiscal quarter receive a prorated retainer for that quarter based on the number of days served.
(2)	Excludes the Executive Committee. No retainer is paid for service to this Committee.
(3)	Directors who join the Board after the start of a fiscal year receive a prorated grant for that year based on the number of partial and full months served.

All non-employee directors (other than the Chairman) serving as of the first trading day of fiscal 2020 received 5,054 RSUs on May 28, 2019 (targeted value of $150,000). These RSUs vested on May 28, 2020.

Vesting of the RSUs in the non-employee director compensation program is accelerated in the event of death or permanent disability. If a director is no longer serving one year from the date of grant, vesting is prorated 25% for each fiscal quarter during which the director served for any amount of time.

Dividend equivalents are paid on the RSUs at the regular dividend rate in shares of our common stock.

Non-Employee Director Compensation — Chairman

In lieu of the elements described above, the Chairman’s compensation for fiscal 2020 consisted of a grant of RSUs with a targeted value equal to $425,000. The number of RSUs granted, 14,319, was determined by dividing $425,000 by the average closing price of our common stock on the NYSE for the 30 trading days prior to the grant date of May 28, 2019. The material terms of the RSUs were identical to those described above for non-employee directors other than the Chairman.

Other Non-Employee Director Compensation Programs

In addition to the cash payments and equity awards described above, non-employee directors were entitled to participate in the following programs during fiscal 2020:

•

Medical plan access was available to directors who were enrolled in the plan by December 22, 2014, with the cost of the premium borne entirely by the director. Directors who were not enrolled by that date were not eligible to participate;

•	A matching gifts program was available to all non-employee directors. Conagra Brands matched up to $10,000 of a director’s charitable donations made during the fiscal year; and

•

A nonqualified deferred compensation plan was available to all non-employee directors. This plan provided non-employee directors the ability to defer receipt of their cash or stock compensation. This program did not provide above-market or preferential earnings (as defined by SEC rules).

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for its non-employee directors. All non-employee directors, including the Chairman, are expected to acquire and hold shares of common stock of Conagra Brands during their tenure with a value of at least $500,000. All directors must acquire this ownership level within five years following their first election to the Board. Shares personally acquired by the non-employee directors through open market purchases or RSUs, and shares acquired upon the deferral of fees, are counted toward the ownership requirement. Unexercised stock options are not counted. Prior to meeting the guideline, non-employee directors agree not to sell any shares of

  33    CONAGRA BRANDS

company common stock until they have reached the guideline. All of our Board members meet the stock ownership guidelines or have followed the retention requirements.

Director Compensation Table – Fiscal 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Anil Arora	100,000	143,837	2,500	246,337

Thomas K. Brown	100,000	143,837	10,000	253,837

Stephen G. Butler	120,000	143,837	10,000	273,837

Joie A. Gregor	120,000	143,837	10,000	273,837

Rajive Johri	100,000	143,837	10,000	253,837

Richard H. Lenny	—	407,519	10,000	417,519

Melissa Lora	100,000	143,837	10,000	253,837

Ruth Ann Marshall	120,000	143,837	10,000	273,837

Craig P. Omtvedt	100,000	143,837	10,000	253,837

Scott Ostfeld (3)	100,000	143,837	—	243,837

(1)

Reflects the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the stock awards made to non-employee directors during fiscal 2020. The number of RSUs granted to all directors was determined by dividing the intended grant value ($150,000 for directors other than Mr. Lenny and $425,000 for Mr. Lenny) by the average of the closing stock price of our common stock on the NYSE for the 30 trading days prior to the grant date.

(2)	Reflects the amount paid to a designated charitable organization on the director’s behalf under the matching gifts program.

(3)	With the approval of the Board, Mr. Ostfeld has assigned his compensation for Board services to JANA Partners LLC.

At fiscal 2020 year-end, none of our non-employee directors had any outstanding stock awards or outstanding unexercised option awards.

2020 PROXY STATEMENT      34

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POWER DRESSING
Creamy Italian
WITH REAL VEGETABLES
Cauliflower Puree
Italian Herbs
Sunflower Oil

VOTING ITEM #2 :

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee and terminate our independent auditor. In addition, the Committee evaluates and ensures the rotation of the lead audit partner at our independent auditor and will, if it deems it advisable, consider the rotation of the audit firm.

The Audit / Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as our independent auditor for fiscal 2021 to conduct the audit of our financial statements. KPMG LLP has conducted the audits of our financial statements since fiscal 2006. Since that time, four different partners of the firm have served as the audit lead. The Audit / Finance Committee and the Board request that the shareholders ratify this appointment.

Representatives from KPMG LLP are expected to be present at the 2020 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If shareholders do not ratify the appointment of KPMG LLP as our independent auditor, the Audit / Finance Committee will reconsider the appointment. Even if the appointment of KPMG LLP is ratified, the Audit / Finance Committee may appoint a different independent auditor at any time if, in its discretion, it determines that such a change would be in the company’s and its shareholders’ best interests.

Fees billed by KPMG LLP for services provided for fiscal years 2020 and 2019 were as follows:

	Fiscal 2020	Fiscal 2019

Audit Fees	$5,737,000	$7,108,000

Audit-Related Fees	38,000	73,000

Tax Fees	12,000	13,000

All Other Fees	2,000	—

Total Fees	$5,789,000	$7,194,000

Audit Fees. Audit fees consist of the audits of our annual financial statements, the reviews of our quarterly financial statements and foreign statutory audits.

Audit-Related Fees. In fiscal years 2020 and 2019, audit-related fees consisted of a pension plan audit as well as other attestation services.

Tax Fees. In fiscal years 2020 and 2019, tax fees consisted of tax consultation and tax compliance services.

The Audit / Finance Committee pre-approves all audit and non-audit services performed by our independent auditor. The Audit / Finance Committee will periodically grant a general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit / Finance Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit / Finance Committee. In periods between Audit / Finance Committee meetings, the Chairman of the Audit / Finance Committee has been delegated authority from the Audit / Finance Committee to pre-approve additional services; any such pre-approvals are subsequently communicated to the full Audit / Finance Committee at its next meeting.

The Audit / Finance Committee approved 100% of the services performed by KPMG LLP that were billed as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees during fiscal years 2020 and 2019.

2020 PROXY STATEMENT      36

Audit / Finance Committee Report

The Audit / Finance Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, (3) the compliance by the company with legal and regulatory requirements, and (4) the company’s perspectives on financing strategies and capital structure, in light of its strategic long range plans. The Audit / Finance Committee acts under a written charter, adopted by the Board, a copy of which is available on our website.

Management is responsible for the company’s financial reporting process and internal controls. Our independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit / Finance Committee oversees the company’s financial reporting process and internal controls on behalf of the Board.

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee and terminate our independent auditor. The Audit / Finance Committee reviews the company’s annual audited financial statements, quarterly financial statements and other filings with the SEC. The Audit / Finance Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between our independent auditor and management; (3) our independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Audit / Finance Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit / Finance Committee in its functions.

During the last fiscal year, the Audit / Finance Committee met and held discussions with representatives of Conagra Brands’ management, its internal audit staff, and KPMG LLP, Conagra Brands’ independent auditor. Representatives of financial management, the internal audit staff, and our independent auditor have unrestricted access to the Audit / Finance Committee and periodically meet privately with the Audit / Finance Committee. The Audit / Finance Committee reviewed and discussed with the company’s management and KPMG LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020.

The Audit / Finance Committee also discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the PCAOB, and the SEC. The Audit / Finance Committee also reviewed and discussed with KPMG LLP its independence and, as part of that review, received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit / Finance Committee concerning independence from Conagra Brands. The Audit / Finance Committee also considered whether the provision of non-audit services provided by KPMG LLP to the company during fiscal 2020 was compatible with the auditor’s independence.

Based on these reviews and discussions and the report of our independent auditor, the Audit / Finance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020 for filing with the SEC.

Conagra Brands, Inc. Audit / Finance Committee

Anil Arora	Thomas K. Brown	Stephen G. Butler, Chair

Rajive Johri	Melissa Lora	Craig P. Omtvedt

  37    CONAGRA BRANDS

VOTING ITEM #3 :

gardein
ULTIMATE
PLANT-BASED
BURGER
NO SOY INGREDIENTS
19G
PROTEIN
NO DAIRY INGREDIENTS
2 PATTIES
PER PACK
KEEP FROZEN
COOK THOROUGHLY

Consistent with our shareholders’ preference, last indicated at our 2017 Annual Meeting of Shareholders, we give our shareholders an opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers on an annual basis. This vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to our named executive officer compensation as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, beginning on pages 40 and 62, respectively.

Our executive compensation program is designed to reward performance, drive focus, engagement and execution, support our business strategies, discourage excessive risk-taking, make us competitive with other organizations for top talent, and align the interests of our executive officers with the long-term interests of our shareholders. A few notable items associated with our fiscal 2020 program include the following:

•

Consistent with our pay-for-performance philosophy, more than 75% of our named executive officers’ targeted fiscal 2020 compensation was tied to company performance. For our CEO, incentive compensation represented 89% of his total compensation opportunity. For our other named executive officers, incentive compensation represented approximately 78% of their total opportunity.

•	Our fiscal 2020 Annual Incentive Plan funded and paid out above target for each named executive officer, aligned with our performance during the year.

•

The fiscal 2018 to 2020 cycle of our performance share plan concluded in fiscal 2020 with payouts at levels above target for each named executive officer, aligned to the impactful transformation accomplished over the last three years.

•

Multiple performance metrics are utilized in our plans and programs to discourage excessive risk-taking. Our program’s design does not encourage excessive focus on a single performance goal to the detriment of other measures of success.

•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success. They many not hedge or pledge their stock.

•

Our clawback policy allows recovery of certain incentive compensation payments from executives in the event of a material restatement of our financial statements resulting from their fraudulent, dishonest, or reckless actions.

•

We design our compensation programs to motivate our executives to win regardless of marketplace or macroeconomic dynamics and to achieve our fundamental objectives of creating sustainable, profitable growth and long-term value for our shareholders.

Since we began seeking a shareholder vote on our named executive officer compensation, shareholders have exhibited strong support of our executive compensation program. In each of the past five fiscal years, we have received over 92% approval on this voting item.

We are asking our shareholders to once again indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is hereby APPROVED.”

While this vote is advisory and not binding on our company, the Board and its HR Committee value the opinions of our shareholders and expect to consider the outcome of the vote, along with other relevant factors, when considering named executive officer compensation in the future. We expect to hold our next advisory vote at our 2021 Annual Meeting of Shareholders.

The Board of Directors recommends a vote “FOR” the resolution approving our named executive officer compensation.

  39    CONAGRA BRANDS

Compensation Discussion and Analysis

Introduction

At Conagra Brands, our fundamental objectives are to create sustainable, profitable growth and long-term value for our shareholders. Management sets our annual and long-term business goals to support attainment of these objectives. The Board’s HR Committee (in this section, the Committee) oversees the design of our executive compensation program to promote achievement of our goals.

This Compensation Discussion and Analysis describes and analyzes our executive compensation program. Specifically, we describe and analyze the program’s application to the executive officers listed in the Summary Compensation Table; these are our “named executive officers.” For fiscal 2020, or FY20, which began on May 27, 2019 and ended on May 31, 2020, our named executive officers were:

Name	Title

Sean M. Connolly	Chief Executive Officer and President

David S. Marberger	Executive Vice President and Chief Financial Officer

Colleen R. Batcheler	Executive Vice President, General Counsel and Corporate Secretary

Thomas M. McGough	Executive Vice President and Co-Chief Operating Officer

Darren C. Serrao	Executive Vice President and Co-Chief Operating Officer

We have provided a summary of our fiscal 2020 executive compensation program and fiscal 2020 performance in the “Executive Summary” below. For more complete information on the program and the Committee’s processes related to the program, we encourage you to read this entire Compensation Discussion and Analysis and the related sections of this Proxy Statement.

2020 PROXY STATEMENT      40

Executive Summary

Our executive compensation program is designed to encourage and reward behavior that promotes attainment of our annual and long-term goals. In turn, those goals are intended to lead to sustainable, profitable growth and long-term shareholder value. The elements of our fiscal 2020 executive compensation program were as follows:

Base Salary and Benefits

A fixed compensation program with salaries reviewed annually and adjusted as appropriate (as further described below). Benefit packages that are market competitive and generally broad-based in the company.

Annual Incentive Program

A cash-based annual incentive program based on a single year of performance results. Performance measures are aligned to our annual operating plan. Payouts in fiscal 2020 could range from 0% to 200% of target. Fiscal 2020 awards were based on three weighted metrics:

50% Weighting: Operating income, adjusted for items impacting comparability

30% Weighting: Net sales, adjusted for items impacting comparability

20% Weighting: Free cash flow, adjusted for items impacting comparability

Long-Term Incentive Program

A stock-based incentive program based on multi-year results or service.

Performance Shares – 75% of Opportunity

•   Opportunity to earn shares of our common stock if we achieve pre-set performance goals over a three-year period.

•   Performance measures:

•   Adjusted Diluted EPS: Diluted earnings per share from continuing operations, adjusted for items impacting comparability

•   EPS CAGR: The compound annual growth rate of our Adjusted Diluted EPS

•   Payouts could range from 0% to 200% of target.

Restricted Stock Units – 25% of Opportunity

•   Opportunity to earn shares of our common stock if the employee generally remains with Conagra over the three-year vesting period of the award.

•   Rewards stock price appreciation and tenure.

Fiscal 2020 Highlights

For Conagra Brands, fiscal 2020 was a year of navigating unprecedented business conditions and, in the face of extraordinary uncertainty, delivering for shareholders. We set rigorous goals that were communicated to investors and incorporated into our compensation programs in July 2019. Over the first two quarters of fiscal 2020, our business was on-track to meet expectations. We made progress strengthening our brands, introduced new product innovations, and identified cost synergies associated with the fiscal 2019 Pinnacle Foods acquisition in excess of prior plans. The third fiscal quarter, however, brought discrete headwinds; softness appeared in our foodservice business and in categories across our retail portfolio. As a result, we lowered our expectations for the full fiscal year. Subsequently, at the beginning of the fourth quarter, the COVID-19 pandemic drove a surge in consumer demand for our food. Our modernized portfolio, strong operational foundation, commitment to employee health and safety, agile culture, and dedicated team enabled us to respond effectively. Ultimately, we delivered results consistent with and in some instances above our original fiscal 2020 guidance.

  41    CONAGRA BRANDS

Our Results:

Organic Net Sales Growth: Exceeded Guidance	Adjusted Operating Margin: Exceeded Guidance	Adjusted Diluted EPS: Exceeded Guidance

Free Cash Flow: Exceeded Guidance	Deleveraging: On Track	Pinnacle Synergy Capture: On Track

•

Organic Net Sales Growth: Fiscal 2020 was our third consecutive year of organic net sales growth. We experienced strong growth in all three of our retail segments, driven by increased demand due to COVID-19, growth in e-commerce sales, and a robust innovation slate.

•	Operating Margin Expansion: Our adjusted operating margin grew again in fiscal 2020. We delivered operating margin of 13.1% and adjusted operating margin of 16.5%[3].

•

Deleveraging: We reduced our debt by $1.8 billion between the closing of the Pinnacle acquisition in October 2018 and the end of fiscal 2020. We remained on track against our deleveraging targets during fiscal 2020, resulting in a net leverage ratio[4] of 4.0x at the end of fiscal 2020. We remain committed to achieving our net leverage target[5] of 3.5x to 3.6x by the end of fiscal 2021.

•

Portfolio Changes: We continued our portfolio sculpting work in fiscal 2020. We completed the divestiture of two smaller, non-core businesses: our direct store delivery snacks business and our Lender’s Bagel business. We also exited our private label peanut butter business.

•	Capital Returned to Shareholders: We paid $413.6 million in cash dividends during fiscal 2020.

•

Building Culture: During fiscal 2020, we continued our work to cultivate an energized and enthusiastic team of employees who bring an externally focused, entrepreneurial spirit to their work every day. We also launched efforts to amplify our commitment to a diverse and inclusive workforce. During the fourth quarter, we began to partner with an external diversity and inclusion consultancy to identify specific opportunities that will have the most impact. This work remains underway as we begin fiscal 2021.

With respect to the three-years ended with fiscal 2020, the company made significant progress on its transformation. During fiscal 2018, the company continued its efforts to strengthen the legacy Conagra portfolio through investments in innovation, retailer marketing investments and the value over volume playbook. The company also acquired the Angie’s® BOOMCHICKAPOP® popcorn business and Sandwich Bros. of Wisconsin frozen sandwich business. During fiscal 2019, we acquired Pinnacle Foods, improving the scale and breadth of our portfolio. And during fiscal 2020, we rose to the challenge of the COVID-19 pandemic, and delivered for our consumers, customers and shareholders.

As a result of our focus on reshaping the Conagra Brands portfolio over the last several years, and our accomplishments in fiscal 2020, we believe that we enter fiscal 2021 with a solid foundation from which to deliver for investors.

Fiscal 2020 Pay Outcomes

As more fully described in this Compensation Discussion and Analysis, the Committee considered the positive business outcomes described above in determining final payouts under incentive programs with performance periods concluding in fiscal 2020. Our Chief Executive Officer and other senior executives named in this Proxy Statement received above target payouts under both the fiscal year 2020 annual incentive plan and fiscal year 2018 to fiscal year 2020 cycle of the long-term performance share plan.

[3]	A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.
[4]	Net leverage ratio is defined as total principal debt outstanding less unrestricted cash divided by Adjusted EBITDA for a trailing twelve-month period.
[5]

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see Appendix A for more information.

2020 PROXY STATEMENT      42

The Committee believes that its fiscal 2020 compensation decisions appropriately reflect its pay-for-performance philosophy. This philosophy is focused on compensating executives based on actual company performance and aligning management’s interests with those of our shareholders.

Below is a more detailed analysis of the fiscal 2020 compensation program for our named executive officers, as well as actual fiscal 2020 payouts under the programs.

Our Fiscal 2020 Executive Compensation Program

For fiscal 2020, the Committee created an executive compensation program with multiple elements:

Fixed Compensation: • Base Salary	Incentive Compensation: • Fiscal 2020 Annual Incentive Plan (cash settled)

• Health and Welfare Benefits	• Long-term Incentive Plan (stock settled)

• Retirement Benefits

The use of a mix of compensation types (salary, benefits, cash-based incentives and equity-based incentives) and a mix of performance periods (single year and multi-year) was intended to promote behavior consistent with our long-term strategic plan and minimize the likelihood of executives having significant motivation to pursue risky or unsustainable results.

In overseeing this compensation program design, the Committee sought to encourage and reward behavior that would promote attainment of our annual and long-term goals and lead to sustainable growth in shareholder value. In particular, the Committee focused on:

•	Aligning compensation programs, policies and practices to our company’s vision, mission and values;

•	Being market competitive, but emphasizing variable compensation to differentiate our program from that of peers;

•	Determining pay mix (fixed and variable compensation) based on executive position;

•	Providing a compensation structure that groups positions based on impact to the company;

•	Affording opportunities and flexibility in pay positioning to ensure fair and equitable compensation and room for growth; and

•	Recognizing and differentiating based on individual, team and company performance.

With respect to each named executive officer, the Committee also considered the following:

Mr. Sean Connolly.	Mr. Connolly has served as our Chief Executive Officer and a member of the Board since April 2015. The Committee believes that within our company, Mr. Connolly should have the largest aggregate compensation opportunity due to his level of responsibility and business experience. The Committee also believes Mr. Connolly should have the greatest proportion of his compensation opportunity at-risk. External market data supports this conclusion. For fiscal 2020, consistent with this belief, the independent directors set Mr. Connolly’s compensation opportunities at a level higher than the comparable opportunities for the other named executive officers. The Committee considered Mr. Connolly’s accountability for the performance of the entire organization as well as the terms and requirements of his employment agreement.

  43    CONAGRA BRANDS

Mr. David S. Marberger.	Mr. Marberger has served as our Executive Vice President and Chief Financial Officer since August 2016. As Chief Financial Officer, Mr. Marberger is our Principal Financial Officer, leads all Finance functions for the company, heads our Investor Relations department and has accountability for the Information Technology function and responsibility for our M&A function. The Committee considered the broad scope of Mr. Marberger’s responsibilities, his previous experience as a Chief Financial Officer, his in-depth knowledge of the food industry, internal pay equity, and external market data in setting his compensation for fiscal 2020.

Ms. Colleen R. Batcheler.

Ms. Batcheler has served as our Executive Vice President, General Counsel and Corporate Secretary since September 2009 and as Senior Vice President, General Counsel and Corporate Secretary since February 2008. She joined the company in 2006. When setting Ms. Batcheler’s compensation for fiscal 2020, the Committee considered Ms. Batcheler’s demonstrated results as an advisor to the organization on legal, governance, and policy matters over multiple years, the significant initiatives facing the company during fiscal 2020, internal pay equity, and external market data.

Mr. Thomas M. McGough.

Mr. McGough has served as our Executive Vice President and Co-Chief Operating Officer since October 2018 and served as the President of our operating segments from May 2013 to October 2018. He joined the company in 2007 as Vice President, Marketing, and progressed through our branded food organization quickly, being named President, Specialty Foods, in August 2010 and then President, Grocery Products in July 2011. The Committee considered the scope of Mr. McGough’s responsibilities, the dynamic marketplace facing the branded food business, internal pay equity, and external market data in setting his compensation for fiscal 2020.

Mr. Darren C. Serrao.	Mr. Serrao has served as our Executive Vice President and Co-Chief Operating Officer since October 2018 and served as our Executive Vice President and Chief Growth Officer from August 2015 to October 2018. As head of our Growth Center of Excellence, Mr. Serrao led our insights, innovation, research and development, and marketing teams. In setting Mr. Serrao’s compensation for fiscal 2020, the Committee considered his broad responsibility in the organization and the importance of innovation in our strategic plan. The Committee also considered internal pay equity and external market data.

The unique roles, contributions and tenure of our named executive officers had a meaningful impact on their total fiscal 2020 compensation opportunity. A consistent theme across our named executive officers, however, is that by design, targeted incentive compensation for fiscal 2020 was a significant percentage of the total compensation opportunity. The Committee’s general policy is to provide the greatest percentage of the incentive opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes that the emphasis on stock-based compensation is the best method of aligning management interests with those of our shareholders.

2020 PROXY STATEMENT      44

The charts below show the total target compensation opportunity (calculated using base salary rate, targeted fiscal 2020 Annual Incentive Plan award, and targeted long-term incentive value) for Mr. Connolly and for our other named executive officers as a group.

More detail on each fiscal 2020 compensation element follows.

Base Salaries

We pay salaries to our named executive officers to provide them with a base level of fixed income for services rendered. On average, 22% of the total fiscal 2020 compensation opportunity for each named executive officer, other than the Chief Executive Officer, was provided in the form of base salary. For Mr. Connolly, our Chief Executive Officer, 11% of his total compensation opportunity was provided in the form of base salary. For more information on Mr. Connolly’s base salary, see “Agreements with Named Executive Officers — Agreement with Mr. Connolly” below.

A summary of the salaries of our named executive officers is set forth below.

Name	Fiscal 2020 Base Salary Rate ($)	Increase from Fiscal 2019 (%)	Percent of Target Total Direct Compensation (%)

Mr. Connolly	$1,200,000	-	11%

Mr. Marberger	$715,200	3.8%	23%

Ms. Batcheler	$540,750	-	20%

Mr. McGough	$669,500	-	22%

Mr. Serrao	$610,000	-	22%

In fiscal 2020, the Committee approved a base salary increase for Mr. Marberger, from $689,000 to $715,200, in order to align his salary more closely to the market median for his role. The base salary rates for the other named executive officers were unchanged from fiscal 2019.

  45    CONAGRA BRANDS

Please see the information included above for discussion of the other factors the Committee considered when determining the individual salaries of each of the named executive officers.

Incentive Programs – Overview

We use incentive programs to closely align management compensation with company performance. Our incentive programs reward the achievement of our annual operating plan and our long-term strategic plan. For fiscal 2020, opportunities under these programs combined to represent approximately 89% of Mr. Connolly’s compensation opportunity. For each named executive officer other than the Chief Executive Officer, targeted incentive compensation for fiscal 2020 was approximately 78% of the total compensation opportunity.

We provide details of our incentive programs below. Financial targets disclosed in these discussions are done so in the limited context of our incentive plans; they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentive Plan

The fiscal 2020 Annual Incentive Plan, or FY20 AIP, provided a cash incentive opportunity to approximately 4,525 employees, including our named executive officers. We have regularly provided an annual incentive opportunity to a broad group of employees, to reinforce a sense of ownership across our company and drive and sustain a pay-for-performance culture.

At the start of fiscal 2020, the Committee approved fiscal 2020 operating income, fiscal 2020 net sales, and fiscal 2020 free cash flow as the funding metrics for the FY20 AIP (subject to adjustment, as appropriate, for items impacting comparability of results). The Committee selected these three goals, with operating income weighted 50% in the plan, net sales weighted 30%, and free cash flow weighted 20%, to reward employees for achieving key elements of the fiscal 2020 annual operating plan: sales growth, profit growth and debt reduction. In fiscal 2019, the company included earnings before interest and taxes (or EBIT) and net sales as the AIP metrics. The Committee moved to operating income and free cash flow in fiscal 2020, in lieu of EBIT, to better acknowledge the company’s dual focus on increasing the operating earnings of the business and maximizing the business’s ability to generate cash to repay debt. Under the fiscal 2020 AIP, the total payout opportunity for participants continued to be capped at 200% of targeted awards.

2020 PROXY STATEMENT      46

The operating income, net sales, and free cash flow goals for the FY20 AIP were as follows:

Metric	Weighting	Threshold (25% Payout)	Target (100% Payout)	Maximum (200% Payout)

Operating Income	50%	$1,506.2 million	$1,772.0 million	$2,037.8 million

Net Sales	30%	$10,256.7 million	$10,796.5 million	$11,336.3 million

Free Cash Flow	20%	$850.0 million	$1,000.0 million	$1,150.0 million

Individual Payout Opportunities

In addition to setting the financial goals for the FY20 AIP, the Committee set corresponding target AIP opportunities for each named executive officer, measured as a percentage of his or her base salary for fiscal 2020. The following table shows the ranges of authorized payments (expressed as a percentage of base salary) for the named executive officers upon achievement of the operating income, net sales, and free cash flow goals approved for the FY20 AIP. No portion of the incentive was guaranteed.

Named Executive Officer	Threshold AIP Award	Target AIP Award	Maximum AIP Award

Mr. Connolly	38% of base salary earnings	150% of base salary earnings	300% of base salary earnings

Mr. Marberger	25% of base salary earnings	100% of base salary earnings	200% of base salary earnings

Ms. Batcheler	25% of base salary earnings	100% of base salary earnings	200% of base salary earnings

Mr. McGough	25% of base salary earnings	100% of base salary earnings	200% of base salary earnings

Mr. Serrao	23% of base salary earnings	90% of base salary earnings	180% of base salary earnings

The targets for the named executive officers, as percentages of base salary, remained unchanged from fiscal 2019. Please see the information above for discussion of the factors the Committee considered when determining the individual target AIP awards of each of the named executive officers.

Fiscal 2020 Results

As discussed above, our results were above target in fiscal 2020. For FY20 AIP purposes, the Committee determined that Conagra achieved fiscal 2020 operating income of $1,831.9 million, fiscal 2020 adjusted net sales of $11,156.7 million, and fiscal 2020 free cash flow of $1,534.0 million. Formulaically, these results provided for a payout equal to 138.2% of target.

Metric (As Adjusted)	FY20 Target	FY20 AIP Results	Funding Level

Operating Income	$1,772.0 million	$1,831.9 million	108.0% of Target

Net Sales	$10,796.5 million	$11,156.7 million	147.3% of Target

Free Cash Flow	$1,000.0 million	$1,534.0 million	200.0% of Target

Once the performance metrics review was complete, the Committee considered the manner in which management executed the operating plan during the year to determine if any adjustments were necessary to the overall payout. The FY20 AIP permitted the Committee to increase or decrease the pool funding level by an amount, up to 15% of target, based on how the company achieved its business results. Reflecting on the many operational and strategic accomplishments from the year, Mr. Connolly recommended, and the Committee agreed, not to exercise any discretion to alter the overall pool funding. The Committee did empower management to allocate approximately 3.2 points of the

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funded pool toward greater individual recognition of employees who worked most directly on the company’s COVID-19 response, and to fund the pool at 135% of target for the balance of the AIP eligible population.

Determination of Individual Named Executive Officer Awards

The Committee’s final step was to determine each named executive officer’s individual payout under the FY20 AIP. This process involved an assessment of the individual’s target award, the company performance against the performance goals and each executive’s individual performance. The Committee considered the factors set forth above when determining named executive officer payouts under the FY20 AIP, including the application of those factors during fiscal 2020. Mr. Connolly’s input on the individual contribution of these leaders, and his recommendations on program payouts, also assisted the Committee in approving specific AIP payouts. The full Board’s performance evaluation of Mr. Connolly was used in determining his payout. Ultimately, the Committee decided that each named executive officer should be compensated under the FY20 AIP, as detailed in the chart below. The Committee believes that the AIP awards paid to the named executive officers for fiscal 2020 are consistent with the level of accomplishment by the company and each named executive officer during the year.

Named Executive Officer	Target Opportunity	Actual AIP Payout	Actual Payout as a % of Target Opportunity

Mr. Connolly	$1,869,231	$2,649,635	142%

Mr. Marberger	$738,677	$997,214	135%

Ms. Batcheler	$561,548	$795,995	142%

Mr. McGough	$695,250	$938,588	135%

Mr. Serrao	$570,115	$769,656	135%

To incent management to make decisions that have positive long-term impacts, even at the expense of shorter-term results, and to prevent unusual gains and losses from having too great of an impact on plan payouts in any year, the Committee retained discretion in the FY20 AIP to exclude items impacting comparability from company-wide results and adjust actual results for specific items that occurred during the fiscal year. The use of adjustments approved by the Committee and applicable to the fiscal 2020 operating income, net sales, and free cash flow metrics is described below under “Additional Information on Compensation Practices – Use of Adjustments in Incentive Programs.”

Fiscal 2021 Annual Incentive Plan

At the start of fiscal 2021, the Committee approved operating income, net sales and free cash flow (in each case subject to adjustment as appropriate for items impacting comparability of results) as the funding metrics for the fiscal 2021 Annual Incentive Plan. No changes were made to the funding metrics and weightings used for the fiscal 2020 Annual Incentive Plan.

Long-Term Incentive Plan Overview

The Committee firmly believes in aligning the interests of our senior leaders with those of our shareholders. The significant extent to which equity is included in our named executive officers’ compensation opportunity evidences this belief.

For fiscal 2020, the long-term incentive program was intended to:

•	provide variable, competitive compensation based on long-term company performance;

•	incent and reward leaders who have the greatest ability to drive long-term company success; and

•	reward participants for desired results that align with shareholder value creation.

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The fiscal 2020 program for the named executive officers included two elements: an award of performance shares that are settled in shares of common stock, and an award of service-based restricted stock units (RSUs).

The Committee annually establishes a target long-term incentive grant value for each named executive officer using a value-based approach. 75% of this total targeted value was delivered in the form of a performance share grant, and 25% of this total targeted value was delivered in the form of an RSU grant. Targeted values were converted into grant sizes by dividing the dollar value of the targeted opportunity by the average of the closing market price of our common stock on the NYSE for the 10 trading days prior to the grant date, but not including the grant date. The aggregate target opportunities for fiscal 2020 long-term incentive awards for the named executive officers were as follows:

Named Executive Officer	Target Opportunity

Mr. Connolly	$7,500,000

Mr. Marberger	$1,600,000

Ms. Batcheler	$1,600,000

Mr. McGough	$1,600,000

Mr. Serrao	$1,600,000

Mr. Serrao’s target long-term incentive award increased from $1,200,000 to $1,600,000 in fiscal 2020. The increase was approved during fiscal 2019 (to take effect for grants beginning in fiscal 2020) to reflect his new role as Co-Chief Operating Officer. Other than Mr. Serrao’s increased target opportunity, no changes were made to the named executive officers’ target long-term incentive opportunities from fiscal 2019. Each element of the long-term incentive plan used in fiscal 2020 is discussed more fully below.

Long-Term Incentive Plan – Restricted Stock Units

RSUs generally represent the right to receive a defined number of shares of our common stock after completing a period of service established at the grant date. RSUs encourage long-term commitment to the company.

In general, all RSUs granted in fiscal 2020 vest in full on the third anniversary of the date of grant, subject to the executive’s continued employment with us. Awards granted in fiscal 2020 are not entitled to dividend equivalents.

The number of RSUs granted to each named executive officer pursuant to the fiscal 2020 long-term incentive program is set forth below.

Named Executive Officer	RSUs Granted During Fiscal 2020

Mr. Connolly	67,313

Mr. Marberger	14,424

Ms. Batcheler	14,424

Mr. McGough	14,424

Mr. Serrao	14,424

The Committee considered the factors set forth above with respect to each named executive officer when determining grant sizes by individual. Grants to the named executive officers other than Mr. Connolly were made on July 16, 2019. Mr. Connolly’s RSUs were granted on July 17, 2019. The grant date fair value of the RSUs awarded to our named executive officers is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2020.

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Long-Term Incentive Plan – Performance Shares

Performance shares represent an opportunity to earn a defined number of shares of our common stock if we achieve pre-set performance goals over time. In general, the performance shares vest following completion of the third fiscal year following grant and provide the named executive officer participating in the cycle the opportunity to earn a payout, in shares of common stock, from 0% to 200% of their respective targeted award. Dividend equivalents are paid on the portion of performance shares actually earned at our regular dividend rate in additional shares of common stock.

The three-year nature of each performance share grant means that in any year, a named executive officer can have up to three outstanding performance share plan, or PSP, cycles outstanding. In fiscal 2020, for example, each named executive officer participated in our fiscal 2018 to 2020 PSP, our fiscal 2019 to 2021 PSP, and our fiscal 2020 to 2022 PSP.

The targeted number of performance shares granted to our named executive officers in fiscal 2020, together with the performance share grants made under the comparable program in fiscal 2019 and fiscal 2018, are set forth below.

Named Executive Officer	Targeted Performance Shares for Fiscal 2020 to 2022 Cycle	Targeted Performance Shares for Fiscal 2019 to 2021 Cycle	Targeted Performance Shares for Fiscal 2018 to 2020 Cycle

Mr. Connolly	201,939	156,328	151,128

Mr. Marberger	43,273	33,450	35,710

Ms. Batcheler	43,273	33,450	35,710

Mr. McGough	43,273	33,450	35,710

Mr. Serrao	43,273	25,088	26,783

Goal Setting in the PSP

The Committee’s approach to selecting and setting performance goals for each cycle of the PSP is thorough. Prior to the start of a performance period, the Committee discusses proposed plan design, taking into consideration the company’s strategic plan. Then, shortly after the start of each performance period, the Committee approves the actual metric or metrics for the program and the specific financial hurdles that must be met for awards to be earned.

The Committee’s preferred approach is for the performance goals in each grant to cover the full three-years of the performance period and remain un-revised throughout the cycle. However, the Committee retains the discretion to modify goals or use longer or shorter performance periods if doing so is appropriate in light of relevant company dynamics or macroeconomic conditions. For example, in recent years, the Committee has amended plan targets under the PSP in light of the Pinnacle Foods acquisition and tax reform legislation known as the Tax Cuts and Jobs Act, or TCJA. In addition, due to the significant uncertainty created by the ongoing COVID-19 pandemic, the Committee made the decision in connection with the implementation of the fiscal 2021 through 2023 cycle of the performance share plan (approved in July 2020), to adopt a staged approach to goal setting. As will be more fully described in the company’s fiscal 2021 proxy statement, program payouts for the fiscal 2021 to 2023 PSP will ultimately be based on the company’s performance versus a one-year EPS growth target (fiscal 2021) and a yet-to-be approved two-year target (covering fiscal 2022 to 2023).

The Committee believes that appropriate goal setting is among the most important aspects of establishing the executive compensation program. As such, the Committee makes goal-setting decisions that it believes best maintain the alignment of the company’s long-term incentive program with the company’s external financial commitments to investors.

The balance of this subsection of the Compensation Discussion and Analysis describes, in more detail, each cycle of our PSP outstanding during fiscal 2020.

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FY20 to FY22 Performance Share Awards

Performance shares for the fiscal 2020 to fiscal 2022 cycle of the long-term incentive plan were granted at the start of fiscal 2020. The performance measure adopted for the cycle is a three-year EPS CAGR. The performance period will conclude at the end of fiscal 2022 and the awards will pay out, to the extent earned, in shares of common stock in summer 2022. The specific plan targets are as follows:

Fiscal 2020 to 2022 Cycle

Performance Period	Threshold EPS CAGR(1)	Target EPS CAGR(2)	Maximum EPS CAGR(3)

Fiscal 2020 to 2022	7.7%	11.4%	14.9%

(1)An EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity

(2)An EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity

(3)An EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity

The grant date fair value of all performance shares granted to the named executive officers under the fiscal 2020 to 2022 cycle, based on the probable outcome of the performance conditions for such period, is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2020.

FY19 to FY21 Performance Share Awards

Performance shares for the fiscal 2019 to fiscal 2021 cycle of the long-term incentive plan were granted at the start of fiscal 2019. The plan will conclude at the end of fiscal 2021 and pay out, to the extent earned, in shares of common stock in summer 2021. As discussed in our 2019 proxy statement, the original EPS CAGR goals for this cycle were revised following the Pinnacle acquisition. The revised plan targets are as follows:

Fiscal 2019 to 2021 Cycle

Performance Period	Threshold EPS CAGR(1)	Target EPS CAGR(2)	Maximum EPS CAGR(3)

Fiscal 2019 to 2021	2.5%	5.8%	8.9%

(1)An EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity

(2)An EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity

(3)An EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity

The grant date fair value of all performance shares granted under the fiscal 2019 to 2021 cycle, based on the probable outcome of the performance conditions for such period, is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2020.

FY18 to FY20 Performance Share Awards

Performance shares for the fiscal 2018 to fiscal 2020 cycle of the long-term incentive plan were granted at the start of fiscal 2018 and the performance period concluded at the end of fiscal 2020. The performance measure adopted for the cycle was a three-year EPS CAGR. As discussed in our 2019 proxy statement, the original EPS CAGR goals for this cycle were revised to reflect the impact of the Pinnacle acquisition and the implementation of the TCJA. The revised plan targets are as follows:

Fiscal 2018 to 2020 Cycle

Performance Period	Threshold EPS CAGR(1)	Target EPS CAGR(2)	Maximum EPS CAGR(3)

Fiscal 2018 to 2020	3.5%	6.8%	9.9%

(1)EPS CAGR below this level results in no payout; achievement at this level results in a payout equal to 25% of the targeted opportunity

(2)EPS CAGR at this level results in a payout equal to 100% of the targeted opportunity

(3)EPS CAGR at or above this level results in a payout equal to 200% of the targeted opportunity

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At the conclusion of fiscal 2020, the Committee assessed our performance against the fiscal 2018 to 2020 EPS CAGR goal and certified results overall. As set forth in the table below, our financial performance over the last three years resulted in a funding level equal to 190.7% of the targeted PSP awards.

Performance Period	Adjusted EPS Goal	Performance Metric	Plan Results	Payout Earned	Total Cycle Payout

FY18-FY20	Achieved	EPS CAGR, as adjusted	9.7%	190.7%	190.7%

For more information about the Committee’s assessment of our performance versus program goals, see “Additional Information on Compensation Practices – Use of Adjustments in Incentive Programs” below. Also see “Additional Information on Compensation Practices – Tax and Accounting Implications of the Committee’s Compensation Decisions” for a discussion of an overarching performance hurdle that had to be achieved for awards under the fiscal 2018 to fiscal 2020 PSP to be earned.

The table below lists the number of shares of common stock that were issued to the named executive officers following fiscal 2020 for the fiscal 2018 to 2020 cycle of the PSP. It is generally the Committee’s practice to pay performance share awards at a level equal to the funded amount, without applying further discretion. The Committee followed this practice for the fiscal 2018 to fiscal 2020 PSP. The noted amounts include dividend equivalents on earned shares, which were paid in additional shares.

Named Executive Officer	Targeted Performance Shares Granted for Fiscal 2018 to 2020 Cycle	Actual Performance Shares Earned for Fiscal 2018 to 2020 Cycle	Actual as % of Target (without Dividend Equivalents)	Actual as % of Target (with Dividend Equivalents)

Mr. Connolly	151,128	312,782	190.7%	207%

Mr. Marberger	35,710	73,907	190.7%	207%

Ms. Batcheler	35,710	73,907	190.7%	207%

Mr. McGough	35,710	73,907	190.7%	207%

Mr. Serrao	26,783	55,431	190.7%	207%

Performance-Based Restricted Stock Unit Awards

In fiscal 2019, the Committee approved one-time grants of performance based restricted stock units (PBRSUs) to the named executive officers and a very limited group of other senior officers of the company. The PBRSU awards are designed to strengthen the alignment between management and shareholders and incentivize shareholder value growth. In general, the PBRSU awards will be earned only to the extent management delivers strong absolute TSR and strong relative TSR versus the median TSR of the S&P 500 Index over a performance period running from the date of grant (April 15, 2019) until May 27, 2022 (the last trading day of fiscal 2022). The outstanding PBRSUs granted during fiscal 2019 are included in the Outstanding Equity Awards at Fiscal Year-End Table – Fiscal 2020.

Committee’s Views on Executive Stock Ownership

The Committee has adopted stock ownership guidelines applicable to approximately 88 of our most senior employees, including our named executive officers. These guidelines, which are represented as a percentage of salary, increase with level of responsibility within the company. The Committee has adopted these guidelines because it believes that management stock ownership promotes alignment with shareholder interests. The named executive officers are expected to reach their respective ownership requirement within a reasonable period of time after appointment. Shares personally acquired by the executive through open market purchases or through our employee benefit plans (for

2020 PROXY STATEMENT      52

example, our employee stock purchase plan), as well as outstanding RSU awards, are counted toward the ownership requirement. Unexercised stock options, unearned performance shares and unearned PBRSUs are not counted. If a named executive officer’s ownership position is below the applicable ownership requirement, the named executive officer is required to hold 75% of the net shares received from equity compensation awards.

The following table reflects the ownership, as of August 3, 2020, of our named executive officers.

Named Executive Officer	Stock Ownership Guideline (% of Salary)	Actual Ownership (% of Salary)(1)

Mr. Connolly	600	2,186

Mr. Marberger	400	661

Ms. Batcheler	400	1,434

Mr. McGough	400	1,294

Mr. Serrao	300	785

(1)Based on the closing price of our common stock on the NYSE on August 3, 2020 ($37.56) and the salaries of the named executive officers in effect as of May 31, 2020.

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Other Fiscal 2020 Compensation

The additional material elements of our compensation program for the named executive officers during fiscal 2020 were as follows:

Benefit Programs

We offer a package of core employee benefits to our employees, including our named executive officers. With respect to health and welfare benefits, we offer health, dental, and vision coverage and life and disability insurance. The company and employee participants share in the cost of these programs.

We offer a matching-gifts program through our Conagra Brands Foundation. To maximize community impact, the Conagra Brands Foundation offers matching gift opportunities to all employees, including the named executive officers. Donations made by the Foundation on behalf of a named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2020.

With respect to retirement benefits, we maintain a qualified 401(k) retirement plan (with a company match on employee contributions and a nonelective employer contribution) and the named executive officers are entitled to participate in this plan on the same terms as other employees. Ms. Batcheler and Mr. McGough also participate in a qualified pension plan that was closed to new participants in 2013 and frozen effective December 31, 2017.

Some of the named executive officers and other employees at various levels of the organization participate in a voluntary deferred compensation plan. The voluntary deferred compensation plan enables us to pay retirement benefits in amounts that exceed the limitations imposed by the Code under our qualified plans. The plan allows the named executive officers, as well as a broader group of employees, to defer receipt of a portion of their base salary and annual cash incentive compensation. A company match is made on deferrals of any compensation above the IRS annual compensation limit ($285,000 for calendar year 2020), and a nonelective contribution is made on compensation above the limit. The program permits executives to save for retirement in a tax-efficient way at minimal administrative cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We include contributions made by the company to the named executive officers’ 401(k) plan and voluntary deferred compensation accounts in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2020. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2020” and “Nonqualified Deferred Compensation – Fiscal 2020” below.

Security Policy

The Committee has determined that it is appropriate to cover Mr. Connolly by our security policy. As a result, Mr. Connolly is required to take corporate aircraft for all business and personal air transportation. To offset a portion of the incremental cost to the company of his personal use of corporate aircraft, we entered into an aircraft time share agreement with Mr. Connolly. Under the agreement, Mr. Connolly is responsible for reimbursing us, in cash, certain amounts to help offset a portion of our incremental costs of personal flights, consisting of the cost of fuel and incidentals such as landing and parking fees, airport taxes and catering costs for such flights. We do not charge for the fixed costs that would be incurred in any event to operate the company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries). Mr. Connolly’s reimbursement obligation to the company begins once the incremental cost of his personal flights exceeds $150,000 in a fiscal year. The incremental cost to us of providing these benefits in fiscal 2020, if any, is included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2020.

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A copy of the Conagra Brands, Inc. Aircraft Use Policy is available to any shareholder who requests it from the Corporate Secretary at 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Agreements with Named Executive Officers

Agreement with Mr. Connolly

We entered into a letter agreement with Mr. Connolly on August 2, 2018, which replaced Mr. Connolly’s prior employment agreement that expired on August 1, 2018. The letter agreement generally describes Mr. Connolly’s duties and responsibilities as CEO, and, provides for a minimum base salary of $1.2 million subject to review and possible increase by the Committee and the Board’s independent directors, as well as a customary vacation allowance. The letter agreement also outlines Mr. Connolly’s participation in our incentive compensation programs. Regarding the annual incentive program, the agreement provides that Mr. Connolly’s target opportunity will be at least 150% of his base salary. With respect to long-term incentives, Mr. Connolly is entitled each year to receive a targeted long-term award opportunity with a value of at least $7.5 million for any routine three-year performance period approved by the Committee, subject to the terms and conditions established by the Committee.

The agreement subjects Mr. Connolly to our stock ownership guidelines. Mr. Connolly remains bound to certain provisions in his prior employment agreement that survived the expiration of such agreement, including a one-year post-employment non-competition restriction and our standard confidentiality and non-solicitation agreement.

The agreement continues the application of our security policy to Mr. Connolly, as further described above and under “Executive Compensation — Summary Compensation Table – Fiscal 2020” below. In addition, we also agreed to pay Mr. Connolly for professional fees incurred in the negotiation and preparation of the new letter agreement (and related documents).

The letter agreement provides for severance, termination and change of control benefits.

The agreement also entitles Mr. Connolly to participate in benefit plans and programs that are made available to senior executives generally. For information about the terms of Mr. Connolly’s participation in our retirement plans and deferred compensation plans, see “Executive Compensation – Nonqualified Deferred Compensation – Fiscal 2020” below.

The letter agreement also includes retirement benefits for Mr. Connolly. It provides that, for Mr. Connolly’s equity awards granted on or after July 17, 2018, and for any annual incentive plan in effect in the year of his retirement, (a) any definition of “early retirement” will be no less favorable to Mr. Connolly than the requirement that Mr. Connolly attains at least age 55 but has not yet attained age 57, and (b) any definition of “normal retirement” will be no less favorable to Mr. Connolly than the requirement that Mr. Connolly attain at least age 57. In addition, if any RSU or performance share award or agreement with Mr. Connolly under the long-term incentive program for an award outstanding at the time of his termination of employment provides for immediate vesting (either pro-rata or in full, as applicable) in the event of normal retirement or early retirement (as such terms are defined in the RSU or performance share award or agreement), and such normal retirement or early retirement is not within two years of a change of control (as that term is defined in the RSU or performance share award or agreement), then such RSU or performance share award or agreement will be deemed to be amended by the letter agreement so that it provides for continued vesting after the retirement in accordance with the normal vesting schedule for such award (either pro-rata or in full, as applicable).

Mr. Connolly’s severance benefits under the letter agreement are further described below under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

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Change of Control Benefits

We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. The Committee routinely evaluates participation in this program and its benefit levels to ensure their reasonableness. Since fiscal 2012, individuals promoted or hired into positions that, in the Committee’s view, are appropriate for change of control program participation have not been entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups to new participants is inappropriate relative to best executive pay practices. We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Severance Benefits

We have adopted a broad severance plan potentially applicable to all salaried employees, including the named executive officers. In some circumstances, as part of negotiations during the hiring or recruiting process, we have supplemented this plan with specific severance arrangements. No such arrangements currently exist with our named executive officers other than Mr. Connolly.

Design and Approval of Our Fiscal 2020 Program

The Committee’s process to design the compensation program for the named executive officers is a robust one. To ensure that its design objectives are met and program elements are reasonable, the Committee uses a variety of inputs, including the results of our annual “say-on-pay” vote, the advice of the Committee’s independent compensation consultant, company and participant-focused considerations, the input of our Chief Executive Officer and risk mitigation considerations. We address each of these inputs here.

Annual Say on Pay Vote

In overseeing the executive compensation program for fiscal 2020, the Committee looked to our shareholders. The Committee’s policy is to present a “say-on-pay” vote to our shareholders annually. In September 2019, we received over 92% approval in our say-on-pay vote, leading the Committee to the conclusion that material changes in compensation design, solely due to the outcome of the say-on-pay vote, were not warranted for fiscal 2020.

Independent Consultant and Market Data

The Committee also leveraged the advice and counsel of its independent compensation consultant, FW Cook, in setting fiscal 2020 compensation. The consultant assists the Committee in monitoring policy positions of institutional shareholders and their advisors, emerging market practices in compensation design and philosophy, and policy developments relevant to the Committee’s work. The Committee’s consultant also provides internal and external pay comparison data. The Committee uses this data as a market check on its compensation decisions and does not mandate target ranges for our named executive officers’ salaries, annual incentive opportunities, long-term incentive opportunities, or total direct compensation levels as compared to the peer group. The Committee recognizes that over-reliance on external comparisons can be of concern; therefore, the Committee uses external comparisons as only one point of reference and is mindful of the value and limitations of comparative data.

The Committee’s first step in using external data for fiscal 2020 was the identification of an appropriate peer group. FW Cook initially prepared a list of potential peer companies (with an emphasis on food and beverage companies) based on consideration of the following criteria:

•

Operations and Scale: Companies similar in size (based on revenue, market capitalization and enterprise value) and industry (packaged food and meats and broader brand-based consumer packaged goods companies);

2020 PROXY STATEMENT      56

•	Business Characteristics: Public companies listed on major U.S. exchanges and subject to U.S. disclosure rules, and companies with whom we compete for talent; and

•	Proxy Advisor Peers: Companies included in peer groups used by shareholder advisory firms (as a reference).

The Committee approved the following peer group of 16 companies for purposes of assessing fiscal 2020 compensation competitiveness:

Campbell Soup Company	General Mills, Inc.	The Kraft Heinz Company

Church & Dwight Co., Inc.	The Hershey Company	McCormick & Company, Incorporated

The Clorox Company	Hormel Foods Corporation	Mondelez International, Inc.

Colgate-Palmolive Company	The J. M. Smucker Company	Newell Brands Inc.

Keurig Dr. Pepper Inc.	Kellogg Company

The Estée Lauder Companies Inc.	Kimberly-Clark Corporation

Mattel, Inc. and Pinnacle Foods Inc. were removed from the peer group for fiscal 2020 compensation decisions. The Kraft Heinz Company and McCormick & Company, Incorporated were added to the peer group for fiscal 2020 because both companies satisfied Conagra’s peer selection criteria.

Company and Participant Focused Matters

The Committee also generally considered the following company and participant focused matters in making fiscal 2020 compensation decisions:

Company- Focused Matters

• Company performance in prior years and expectations for the future;

• The anticipated degree of difficulty inherent in the targeted incentive performance goals;

• The level of risk-taking the program would reward;

• The general business environment; and

• Practices and developments in compensation design and governance.

Participant- Focused Matters

• Individual performance history;

• The anticipated degree of difficulty inherent in individual goals;

• Internal pay equity; and

• The potential complexity of each program, preferring programs that are transparent to participants and shareholders and easily administered.

  57    CONAGRA BRANDS

The Chief Executive Officer’s Views

Mr. Connolly, our Chief Executive Officer and President, played a role in several key areas of the design of our fiscal 2020 executive compensation program.

•

Selecting Performance Metrics and Targeted Performance Levels. An important part of designing incentive compensation programs is the selection of plan metrics and performance targets. To help ensure that the Committee’s pay-for-performance goals are achieved, selected metrics must be tied to shareholder value creation. In addition, performance targets must be set at levels that balance investor expectations against achievability, without incenting undue risk taking. The Committee sought Mr. Connolly’s input on these matters for fiscal 2020. Mr. Connolly provided the Committee his views on the appropriate company goals for use in our annual and long-term incentive plans. Mr. Connolly provided input based on his understanding of investor expectations and our operating plans and financial goals. The Committee had sole authority to approve the program metrics and targets but found Mr. Connolly’s input valuable.

•

Assessing Company Performance. Financial performance is at the core of our incentive programs. However, the Committee retains the discretion to modify payouts based on the manner in which business results are delivered. At the end of fiscal 2020, Mr. Connolly offered the Committee his views of the quality of our performance against expectations.

•

Assessing Individual Performance. With respect to individual performance, which also informed fiscal 2020 compensation decisions, the Committee relied on Mr. Connolly’s regular performance evaluations of the senior leadership team. Mr. Connolly shared information on the named executive officers’ impact on strategic initiatives and organizational goals, as well as their leadership behaviors.

Apart from this input from Mr. Connolly, no named executive officer played a direct role in his or her own compensation determination for fiscal 2020.

Additional Information on Compensation Practices

Committee’s Practices Regarding the Timing of Equity Grants

We do not backdate stock options or grant equity retroactively. We do not coordinate grants of equity with disclosures of positive or negative information. Most equity is granted in the ordinary course at an annual Committee meeting each July.

The Committee eliminated the granting of stock options from its executive compensation program in fiscal 2018. However, historically, stock options were granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. If a stock option grant was made other than during the routine July Committee meeting, the company would require that the grant be made on the first trading day of the month on or following the grantee’s date of hire.

Additional Information on the Committee’s Compensation Consultant

The Committee engaged FW Cook directly to assist it in obtaining and reviewing information relevant to its compensation decisions. The independence and performance of FW Cook are of the utmost importance to the Committee. As a result, Committee policy prevents management from directly engaging the consultant without the prior approval of the Committee’s Chair. For fiscal 2020, FW Cook did not provide any additional services to us or our affiliates. In addition, the Committee reviews the types of services provided by the consultant and all fees paid for those services on a regular basis and conducts a formal evaluation of the consultant on an annual basis. The Committee assessed the independence of FW Cook, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to FW Cook during fiscal 2020. Based on this review, the Committee did not identify any conflict of interest raised by the work performed by FW Cook.

2020 PROXY STATEMENT      58

Tax and Accounting Implications of the Committee’s Compensation Decisions

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1 million to certain executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit. This exception was repealed with the TCJA, effective for taxable years beginning after December 31, 2017, unless certain transition relief is available. The Committee’s general intent prior to implementation of the TCJA was to structure our executive compensation programs so that payments could qualify as “performance-based compensation.” However, the Committee may have decided from time to time to grant compensation that would not (or could not) be able to qualify as “performance-based compensation” if appropriate to achieve the objectives of the compensation program.

The fiscal 2018 to fiscal 2020 performance share awards to the named executive officers were subject to, and made in accordance with, a performance-based compensation arrangement that was intended to qualify as tax deductible. To that end, the Committee approved a framework in which (1) maximum awards under this incentive program would be authorized upon attainment of adjusted EPS of $0.10 per year; and (2) negative discretion would be applied by the Committee to decrease authorized awards based upon the program framework described above. For the fiscal 2018 to 2020 cycle of the PSP, the adjusted EPS goal was certified in connection with payouts to the named executive officers.

With the repeal of the “performance-based compensation” provisions of Section 162(m) of the Code, compensation granted by the Committee may, more frequently, be non-deductible and, beginning with incentive programs adopted in fiscal 2019, the two-tiered performance hurdle structure described in the immediately foregoing paragraph has been eliminated. The Committee believes that the tax deduction limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Use of Adjustments in Incentive Programs

Our goal is to pay incentives based on the same underlying business trends and results that our investors are using to measure company performance. To incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains and losses from having too great of an impact on incentive payouts, the Committee designed its programs to exclude certain items impacting comparability from results in the FY20 AIP and the fiscal 2018 to 2020 cycle of the PSP. The metrics for the FY20 AIP were fiscal 2020 operating income, net sales, and free cash flow. The overarching metric for the fiscal 2018 to 2020 cycle of the PSP was adjusted EPS. The underlying metric for the fiscal 2018 to 2020 cycle of the PSP was adjusted diluted EPS CAGR.

In both the FY20 AIP and the fiscal 2018 to 2020 cycle of the PSP, the Committee approved adjustments that are generally consistent with the adjustments presented to investors in our discussions of comparable earnings results. Adjustments included “add-backs” for the following types of unplanned events, which negatively impacted our performance versus incentive plan targets but are not indicative of underlying business performance:

•	Restructuring events

•	Expenses associated with M&A and integration-related activities

•	Impairments on intangible assets

•	Lost sales and profits associated with unplanned divestitures

•	Certain pension and hedging matters

Adjustments also included the elimination of the impact of the following types of unplanned events, which positively impacted our performance versus incentive plan targets but are not indicative of underlying business performance:

•	Gains on divestitures

•	Benefits to legal accruals

  59    CONAGRA BRANDS

Mitigating Risk in Our Compensation Program

While the primary goal of Conagra’s executive compensation program is to align management and shareholder interests and encourage strong financial performance, the Committee is attuned to the fact that poorly constructed compensation programs can have unintended consequences. As such, the Committee designs Conagra’s program thoughtfully to help mitigate the risk that employees will take unnecessary and excessive risks that threaten the long-term health and viability of our company. With the assistance of Human Resources and Legal department personnel, the Committee undertook a risk review of our fiscal 2020 compensation programs for all employees. Based on the review, we believe our compensation policies and practices are balanced and aligned with creating shareholder value and do not create risks that are reasonably likely to have a material adverse effect on our company.

2020 PROXY STATEMENT      60

What We DO	Focus employees on both short- and long-term goals.	Consider a mix of financial and non-financial goals to prevent over-emphasis on any single metric.

	Allow for some subjective evaluation in the determination of incentive payouts, to ensure linkage between payouts and the “quality” of performance.	Employ a greater portion of variable pay (i.e., incentives) at more senior levels of the organization.

	Require stock ownership for more than 88 of our most senior employees.	Generally require a “double-trigger” for accelerated vesting to occur in equity awards in connection with a change of control.

	Provide for the clawback of amounts paid to any of our most senior officers in certain circumstances.	Use a range of strong processes and controls, including Committee oversight, in our compensation practices.
	Engage an independent compensation consultant for the Committee; consultant performs no other work for our company.	Pay incentive compensation only after our financial results have been finalized and certified by the Committee.

What We DON’T DO	No director or executive officer may pledge or hedge their ownership of company stock.	No excessive perquisites are provided to executives.

	No backdating or re-pricing of options may occur without shareholder approval.	Since fiscal 2012, no change in control agreements have been executed with excise tax “gross-up” protection.

	No additional years of credited service are provided to named executive officers in pension programs.	No compensation programs that encourage unreasonable risk taking will be implemented.

  61    CONAGRA BRANDS

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the above section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020.

Conagra Brands, Inc. Human Resources Committee

Joie A. Gregor	Richard H. Lenny

Ruth Ann Marshall, Chair	Scott Ostfeld

Executive Compensation

Summary Compensation Table – Fiscal 2020

The table below presents compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2020 and for each of the other three most highly-compensated individuals who were serving as executive officers at the end of fiscal 2020.

The amounts in the following Summary Compensation Table for Mr. Connolly are based in part on his letter agreement. For more information about the material terms of the letter agreement with Mr. Connolly and the change of control agreements we have entered into with each of our named executive officers, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above and “Potential Payments Upon Termination or Change of Control” below.

For more information about our named executive officers’ mix of total compensation, see the discussion under “Compensation Discussion and Analysis — Our Fiscal 2020 Executive Compensation Program” above.

Please note that all share amounts and (if applicable) exercise prices included in the tables in this “Executive Compensation” section for awards granted prior to November 9, 2016 reflect the equitable adjustments to the company’s outstanding equity awards that were made in connection with the spin-off of Lamb Weston. For additional information about such equitable adjustments, please see “Compensation Discussion and Analysis – Special Note on the Treatment of Equity Awards in the Spinoff” in our 2017 proxy statement.

2020 PROXY STATEMENT      62

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)

Sean Connolly CEO and President	2020	1,246,154	-	7,630,602	-	2,649,635	-	356,441	11,882,832
	2019	1,192,308	-	11,173,754	-	1,611,404	-	415,282	14,392,748
	2018	1,142,308	-	6,676,835	-	2,250,000	-	404,128	10,473,271

David Marberger Executive Vice President and Chief Financial Officer	2020	738,677	-	1,587,822	-	997,214	-	123,791	3,447,504
	2019	683,000	-	2,201,192	-	615,383	-	132,486	3,632,061
	2018	639,231	-	1,582,062	-	715,107	-	91,029	3,027,429

Colleen Batcheler Executive Vice President and General Counsel	2020	561,548	-	1,587,822	-	795,995	88,823	95,431	3,129,619
	2019	540,750	-	2,201,192	-	487,216	28,863	107,178	3,365,199
	2018	540,750	-	1,582,062	-	672,152	10,449	109,850	2,915,263

Tom McGough Executive Vice President and Co-Chief Operating Officer	2020	695,250	-	1,587,822	-	938,588	76,391	108,005	3,406,056
	2019	669,500	-	2,201,192	-	603,220	28,693	134,058	3,636,663
	2018	669,500	-	1,582,062	-	832,189	15,987	137,007	3,236,745

Darren Serrao Executive Vice President and Co-Chief Operating Officer	2020	633,462	-	1,587,822	-	769,656	-	95,684	3,086,624
	2019	575,062	-	1,805,401	-	466,317	-	109,880	2,956,660
	2018	496,797	-	1,186,587	-	581,029	-	84,580	2,348,993

1.

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock awards granted during the reported fiscal years. For the performance shares awarded in fiscal 2020 (the fiscal 2020 to 2022 cycle of the PSP), the amounts reported are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming the highest level of performance is achieved for the performance shares awarded in fiscal 2020, the grant date fair value of the performance share awards would have been: $11,696,307 for Mr. Connolly and $2,435,404 for each Mr. Marberger, Ms. Batcheler, Mr. McGough, and Mr. Serrao.

2.	For fiscal 2020, reflects awards earned under the FY20 AIP. A description of the FY20 AIP is included in the Compensation Discussion and Analysis.

3.

The measurement date for pension value for fiscal 2020 was May 31, 2020. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2020, the entire amount reflects the aggregate change in the actuarial present value of pension amounts rather than nonqualified deferred compensation earnings.

4.	The components of fiscal 2020 “All Other Compensation” include the following:

	Perquisites and Personal Benefits(a)		(Column 3) Company Contribution to Defined Contribution Plans $(c)
Named Executive Officer	(Column 1) Personal Use of Aircraft $	(Column 2) Matching Gifts $
Mr. Connolly	106,492	(b)	242,449
Mr. Marberger	-	(b)	116,291
Ms. Batcheler	-	(b)	90,431
Mr. McGough	-	-	108,005

Mr. Serrao	-	(b)	95,184

(a)

All amounts shown are valued at the incremental cost to us of providing the benefit. For Column 1, also includes the incremental cost of repositioning flights associated with personal use by the named executive officer. With respect to Mr. Connolly’s use of company aircraft (Column 1),

  63    CONAGRA BRANDS

Mr. Connolly is a party to an aircraft time share agreement with us. Under this agreement, Mr. Connolly reimburses us in cash for a portion of our incremental costs of personal flights once those costs exceed $150,000. Reimbursable costs include items such fuel and incidentals, such as landing and parking fees, airport taxes and catering costs for flights. We do not charge Mr. Connolly for the fixed costs that would be incurred in any event to operate the company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries). Because the incremental cost of such flights did not exceed $150,000 in fiscal 2020, Mr. Connolly was not required to make any payments under the time share agreement.

(b)	For Columns 1 and 2, inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $25,000.

(c)

Reflects the qualified CRISP contributions by us. In addition, reflects the non-elective contribution made to each eligible participant’s account in the Voluntary Deferred Comp Plan (as further described below). See the discussion under “Nonqualified Deferred Compensation – Fiscal 2020.”

Grants of Plan-Based Awards – Fiscal 2020

The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2020 to the named executive officers. All equity-based grants were made under the shareholder approved Conagra Brands, Inc. 2014 Stock Plan, which we refer to as the 2014 Stock Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Connolly	-	-	1,869,231	3,738,462	-	-	-	-	-
	7/17/2019	-	-	-	-	201,939	403,878	-	5,848,153
	7/17/2019	-	-	-	-	-	-	67,313	1,782,448

Mr. Marberger	-	-	738,677	1,477,354	-	-	-	-	-
	7/16/2019	-	-	-	-	43,273	86,546	-	1,217,702
	7/16/2019	-	-	-	-	-	-	14,424	370,120

Ms. Batcheler	-	-	561,548	1,123,096	-	-	-	-	-
	7/16/2019	-	-	-	-	43,273	86,546	-	1,217,702
	7/16/2019	-	-	-	-	-	-	14,424	370,120

Mr. McGough	-	-	695,250	1,390,500	-	-	-	-	-
	7/16/2019	-	-	-	-	43,273	86,546	-	1,217,702
	7/16/2019	-	-	-	-	-	-	14,424	370,120

Mr. Serrao	-	-	570,115	1,140,231	-	-	-	-	-
	7/16/2019	-	-	-	-	43,273	86,546	-	1,217,702
	7/16/2019	-	-	-	-	-	-	14,424	370,120

1.

Amounts reflect grants made under the FY20 AIP discussed in our Compensation Discussion and Analysis. Actual payouts earned under the program for fiscal 2020 for all named executive officers can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2020.

2.

Amounts reflect the performance shares granted to our named executive officers under our long-term incentive program for the fiscal 2020 to 2022 cycle. All awards under the fiscal 2020 to 2022 cycle, including any above-target payouts, will be earned based on our performance during the three-fiscal-year period ending May 29, 2022. Final performance share payouts are subject to full negative discretion by the Committee. Further information about the performance share awards can be found in the section headed “Compensation Discussion and Analysis – Long-Term Incentive Plan – Performance Shares.”

3.

The grant date fair value of performance shares granted under our long-term incentive program for the fiscal 2020 to 2022 performance cycle is based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718). These amounts are included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2020.

2020 PROXY STATEMENT      64

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2020

The following table lists all stock options, performance shares, RSU and PBRSU awards outstanding as of May 31, 2020 for the named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Mr. Connolly	4/1/2015	806,150	-	27.44	3/31/2025	-	-	-	-
	8/28/2015	283,111	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	273,309	-	35.81	7/10/2026	-	-	-	-
	7/20/2017	-	-	-	-	50,376	1,752,581	-	-
	7/18/2018	-	-	-	-	52,109	1,812,872	-	-
	7/17/2019	-	-	-	-	67,313	2,341,819	-	-
	7/18/2018	-	-	-	-	-	-	164,638(3)	5,727,756
	4/15/2019	-	-	-	-	-	-	95,190(4)	3,311,660
	7/17/2019	-	-	-	-	-	-	413,072(3)	14,370,775

Mr. Marberger	9/1/2016	69,248	-	34.26	8/31/2026	-	-	-	-
	7/19/2017	-	-	-	-	11,903	414,105	-	-
	7/17/2018	-	-	-	-	11,150	387,909	-	-
	7/16/2019	-	-	-	-	14,424	501,811	-	-
	7/17/2018	-	-	-	-	-	-	35,228(3)	1,225,582
	4/15/2019	-	-	-	-	-	-	15,231(4)	529,886
	7/16/2019	-	-	-	-	-	-	88,512(3)	3,079,332

Ms. Batcheler	7/15/2013	187,607	-	27.46	7/14/2023	-	-	-	-
	8/28/2015	72,480	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	69,965	-	35.81	7/10/2026	-	-	-	-
	7/19/2017	-	-	-	-	11,903	414,105	-	-
	7/17/2018	-	-	-	-	11,150	387,909	-	-
	7/16/2019	-	-	-	-	14,424	501,811	-	-
	7/17/2018	-	-	-	-	-	-	35,228(3)	1,225,582
	4/15/2019	-	-	-	-	-	-	15,231(4)	529,886
	7/16/2019	-	-	-	-	-	-	88,512(3)	3,079,332

  65    CONAGRA BRANDS

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Mr. McGough	7/16/2012	80,615	-	18.42	7/15/2022	-	-	-	-
	7/15/2013	187,607	-	27.46	7/14/2023	-	-	-	-
	7/14/2014	205,951	-	23.00	7/13/2024	-	-	-	-
	8/28/2015	72,480	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	69,965	-	35.81	7/10/2026	-	-	-	-
	7/19/2017	-	-	-	-	11,903	414,105	-	-
	7/17/2018	-	-	-	-	11,150	387,909	-	-
	7/16/2019	-	-	-	-	14,424	501,811	-	-
	7/17/2018	-	-	-	-	-	-	35,228(3)	1,225,582
	4/15/2019	-	-	-	-	-	-	15,231(4)	529,886
	7/16/2019	-	-	-	-	-	-	88,512(3)	3,079,332

Mr. Serrao	8/28/2015	54,358	-	31.06	8/27/2025	-	-	-	-
	7/11/2016	52,472	-	35.81	7/10/2026	-	-	-	-
	7/19/2017	-	-	-	-	8,928	310,605	-	-
	7/17/2018	-	-	-	-	8,363	290,949	-	-
	7/16/2019	-	-	-	-	14,424	501,811	-	-
	7/17/2018	-	-	-	-	-	-	26,422(3)	919,221
	4/15/2019	-	-	-	-	-	-	15,231(4)	529,886
	7/16/2019	-	-	-	-	-	-	88,512(3)	3,079,332

1.	Service-based RSUs generally vest in full on the third anniversary of the grant date.

2.

The market value of unvested or unearned RSUs and unearned shares and PBRSUs is calculated using $34.79 per share, which was the closing market price of our common stock on the NYSE on the last trading day of fiscal 2020.

3.

Reflects, on separate lines, as of May 31, 2020, the target number of shares that could be earned under the fiscal 2019 to 2021 cycle of the PSP, and the maximum number of shares that could be earned under the fiscal 2020 to 2022 cycle of the PSP, plus accrued dividend equivalents. Generally, the performance shares are only earned to the extent we achieve the performance targets with respect to such awards. Shares earned under the fiscal 2019 to 2021 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2021, and shares earned under the fiscal 2020 to 2022 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2022.

4.

Reflects, as of May 31, 2020, the target number of shares that could be earned under the PBRSUs, plus accrued dividend equivalents. Generally, the PBRSUs are only earned to the extent we achieve the performance targets with respect to such awards. Shares earned under the PBRSU awards, plus dividend equivalents, will be distributed, if earned, following fiscal 2022.

2020 PROXY STATEMENT      66

Option Exercises and Stock Vested – Fiscal 2020

The following table summarizes the RSUs vested and the option awards exercised during fiscal 2020 for each of the named executive officers as well as the performance shares that were earned by and paid out to the named executive officers for the fiscal 2018 to 2020 cycle of the PSP.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Mr. Connolly	-	-	358,333	12,702,691

Mr. Marberger	-	-	85,448	3,033,038

Ms. Batcheler	-	-	85,567	3,026,152

Mr. McGough	-	-	85,567	3,026,152

Mr. Serrao	-	-	64,176	2,277,337

1.

Pursuant to the terms of the PSP, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers through this dividend equivalent feature (and included in this table) were: 24,581 shares for Mr. Connolly; 5,808 shares for Mr. Marberger; 5,808 shares for Ms. Batcheler; 5,808 shares for Mr. McGough; and 4,356 shares for Mr. Serrao.

Pension Benefits – Fiscal 2020

Conagra Brands has historically maintained a non-contributory defined benefit pension plan for eligible employees, which we refer to as the Qualified Pension. The Qualified Pension was closed to new participants who joined the company on or after August 1, 2013. As a result, Messrs. Connolly, Marberger and Serrao are not eligible to participate. Of the named executive officers, only Ms. Batcheler and Mr. McGough participate.

In the Qualified Pension, the pension benefit formula for the named executive officer participants is determined by adding two components:

•	A multiple – 0.9% — of Average Monthly Earnings (up to the integration level) multiplied by years of credited service.

•	A multiple – 1.3% — of Average Monthly Earnings (over the integration level) multiplied by years of credited service.

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company, up to the IRS limit, for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table year to year) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the IRS by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in the pension benefit once they have five years of service with the company; each of Ms. Batcheler and Mr. McGough are vested. Pension benefits become payable at age 65 for normal retirement, or at age 55 with 10 years of service for early retirement. There is no difference in the benefit formula upon an early retirement, and there is no payment election option that would impact the amount of annual benefits any of the named executive officers would receive. The Qualified Pension was frozen effective December 31, 2017. Credited service and Average Monthly Earnings were frozen as of such date.

  67    CONAGRA BRANDS

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)

Mr. Connolly(4)	Qualified Pension	-	-

Mr. Marberger(4)	Qualified Pension	-	-

Ms. Batcheler	Qualified Pension	13.5	342,448

Mr. McGough	Qualified Pension	12.9	397,474

Mr. Serrao(4)	Qualified Pension	-	-

1.	Qualified Pension refers to the Conagra Brands, Inc. Pension Plan.

2.

The number of years of credited service set forth above is calculated as of May 31, 2020, which is the pension plan measurement date used for financial statement reporting purposes. The number of years of credited service set forth above is less than the actual years of service of each of Ms. Batcheler and Mr. McGough due to the freezing of the Qualified Pension effective December 31, 2017. Actual years of service are as follows: 13.9 years for Ms. Batcheler and 13.3 years for Mr. McGough.

3.

The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote 19 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2020.

4.	Messrs. Connolly, Marberger and Serrao are not eligible to participate in the Qualified Pension.

Nonqualified Deferred Compensation – Fiscal 2020

The table following this summary shows the nonqualified deferred compensation activity for each named executive officer during fiscal 2020. The amounts shown include amounts deferred under the Conagra Brands Retirement Income Savings Plan, or Qualified CRISP, which is our qualified 401(k) plan, and the Conagra Brands, Inc. Voluntary Deferred Compensation Plan, as amended and restated, or Voluntary Deferred Comp Plan.

Under our Qualified CRISP, which is a broad-based plan for employees, the company will match 100% of the first 6% of salary and bonus the employee contributes to the plan and make an additional contribution of 3% of salary and annual incentive. Participants are provided a wide-array of investment alternatives for their account balances.

Our Voluntary Deferred Comp Plan allows certain employees to defer receipt of 6% to 50% of their salary, up to 90% of their annual incentive payment, or up to 90% of their salary plus annual incentive payment in excess of the IRS limit ($285,000 for calendar year 2020). The investment alternatives for deferred amounts mirror those available under our Qualified CRISP. An election to participate in the plan must be timely filed with the company in accordance with IRS requirements.

Our Voluntary Deferred Comp Plan also provides nonqualified matching contribution benefits. The plan provides for company matching contributions and company non-elective contributions for eligible participants associated with amounts of eligible compensation above IRS limits. The matching contribution is a dollar for dollar match, limited to 6% of eligible compensation earned by the participant and paid by the company in excess of the IRS limit. The non-elective contribution is equal to 3% of an eligible participant’s eligible compensation in excess of the IRS limit. Matching contributions and non-elective contributions are credited on or about December 31st of each year.

The Voluntary Deferred Comp Plan also provides that, unless the company determines otherwise with respect to a participant, the interest of each participant in his or her matching contributions and non-elective contributions will be immediately 100% vested.

With respect to distributions from the Voluntary Deferred Comp Plan, in general, amounts will be distributed in cash in a lump sum in January following the individual’s separation from service. Participants may also elect to receive their balances at certain other times, including in the January of the calendar year specified by the participant or 18 months

2020 PROXY STATEMENT      68

following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals from the Voluntary Deferred Comp Plan under certain circumstances, but no hardship withdrawals were requested by executives during fiscal 2020.

Name	Plan(1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)

Mr. Connolly	Voluntary Def Comp Plan	216,648	222,472	108,377	-	2,419,558

Mr. Marberger	Voluntary Def Comp Plan	86,154	91,091	28,254	-	1,170,623

Ms. Batcheler	Voluntary Def Comp Plan	63,405	65,735	20,027	(113,194)	338,344

Mr. McGough	Voluntary Def Comp Plan	246,143	87,245	93,304	(13,231)	1,743,272

Mr. Serrao	Voluntary Def Comp Plan	65,979	69,984	18,731	-	533,157

1.	Voluntary Def Comp Plan refers to the Conagra Brands, Inc. Voluntary Deferred Compensation Plan, as amended.

2.	The amounts reported are included in the “Salary” column of the Summary Compensation Table – Fiscal 2020.

3.

The amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2020. These amounts, together with our match on executive contributions to the Qualified CRISP, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 4 to the Summary Compensation Table – Fiscal 2020.

4.	Our Voluntary Def Comp Plan does not offer above market earnings (as defined by SEC rules). As a result, none of these earnings are included in the Summary Compensation Table – Fiscal 2020.

5.

The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Connolly, $1,708,896; Mr. Marberger, $927,217; Ms. Batcheler, $616,521; Mr. McGough, $1,144,062; and Mr. Serrao, $225,725. These amounts reflect contributions only and do not include accumulated earnings or losses. The amount in this column includes the amount reflected in the “Executive Contributions in Last FY” column.

  69    CONAGRA BRANDS

Potential Payments Upon

Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for the acceleration of certain benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Code.

Plan Summaries

Severance Pay Plan

We maintain a severance pay plan that provides severance guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of Conagra Brands; for any particular employee, we may elect to provide severance as suggested by the plan or to provide benefits equal to, greater than or less than those provided in the guidelines. Ms. Batcheler and Messrs. Marberger, McGough, and Serrao are potentially covered by the plan. As described further below, Mr. Connolly is party to a letter agreement with us that, among other things, addresses his severance benefits. For information regarding the letter agreement with Mr. Connolly, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above.

Under the severance pay plan, the severance guideline for individuals above a certain pay grade, including that of our named executive officers, is 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon notice that the former employee has obtained new employment, we will provide him or her with a lump sum payment equal to 50% of the severance pay remaining; the other 50% would be forfeited. In addition, the guidelines provide for the provision during this period of the same type and level of health plan coverage that was in effect immediately prior to the executive officer’s termination of employment, up to a maximum of 18 months.

If a named executive officer is entitled to receive a severance payment under a change of control agreement (described below), we are not required to make payments to him or her under the severance pay plan.

Agreement with Mr. Connolly

We are party to a letter agreement with Mr. Connolly that addresses matters such as his salary, participation in our annual and long-term incentive plans and participation in health and welfare benefit plans and other benefit programs and arrangements. The letter agreement also addresses certain of Mr. Connolly’s severance benefits. For information regarding the letter agreement with Mr. Connolly, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above.

A summary of Mr. Connolly’s severance benefits is provided below. Generally, any payments made under the letter agreement upon disability or as a result of a termination without cause or for good reason (other than certain benefits required by law) would be conditioned on Mr. Connolly first signing a release agreement in a form approved by us.

We have excluded retirement as a hypothetical scenario in the table below because Mr. Connolly would not have been eligible for retirement at any time during fiscal 2020.

2020 PROXY STATEMENT      70

	Involuntary Termination with Cause	Involuntary Termination without Cause or Voluntary Termination with Good Reason	Voluntary Termination without Good Reason	Death or Disability

Salary	• Paid through month of termination	• Paid through month of termination, also paid a lump sum equal to 2 times annual salary	• Paid through month of termination	• Paid through month of event

Annual Incentive Plan	• Not eligible for payment	• Paid no less than prorated award for year of termination based on actual results, plus a lump sum equal to 2 times target for year of termination	• Not eligible for payment	• Paid no less than a prorated award for the year of event based on actual results

Health and Welfare Benefit	• Paid in accordance with plan provisions	• Company will pay monthly COBRA premium for up to 24 months after termination of employment • Other benefits paid in accordance with plan provisions	• Paid in accordance with plan provisions	• Paid in accordance with plan provisions

PSP Awards	• In all scenarios, paid in accordance with plan provisions

Stock Options	• Options terminate • Unexercised options lapse

• Sign-on options remain exercisable until the later of July 31, 2021 and as otherwise provided under the award agreement

• Other vested options remain exercisable for 90 days (or until earlier expiration date)

• Unvested options are forfeited

			• Vested options, including vested sign-on options, remain exercisable for 90 days (or until earlier expiration date) • Unvested options are forfeited	• Death: Options fully vest and remain exercisable for 3 years after event (or until earlier expiration date) (for death) • Disability: Options vest on a prorated basis

RSUs	• In all scenarios, paid in accordance with plan provisions

  71    CONAGRA BRANDS

Upon any of the hypothetical termination scenarios described above, Mr. Connolly would be paid his balance under our Voluntary Deferred Comp Plan based on his advance elections.

We currently maintain a separate change of control program, as discussed below. Mr. Connolly currently participates in our change of control program.

Annual Incentive Plan (the “AIP”)

The following terms of the AIP govern the impact of specific separation events not covered by an individual agreement:

•

Involuntary termination due to position elimination: If a participant’s position is involuntarily eliminated such that the employee is eligible for severance, he or she would be eligible for a prorated AIP award based on the number of days the individual was eligible to participate in the plan and actual performance.

•

Termination due to retirement: If a participant retires during a fiscal year after reaching age 65, after reaching age 55 with at least 10 years of service, or after reaching age 60 with at least 5 years of service, the participant will be eligible for a prorated AIP award based on the number of days the individual was eligible to participate in the plan and actual performance. Pursuant to the terms of his letter agreement, Mr. Connolly would be eligible for this retirement treatment upon reaching age 57.

•

Termination due to death: Any AIP payment for which a participant would have been eligible would be prorated based on the number of days the individual was eligible to participate in the plan to the date of the participant’s death, based on actual performance.

Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with us), a participant would forfeit his or her AIP award if he or she failed to be an active employee at the end of the fiscal year. Any prorated award is based on actual performance for the fiscal year and is payable after the end of such fiscal year when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control.

Long-Term Incentive Plan – Performance Shares and PBRSUs

The following terms of the PSP and PBRSUs govern the impact of specific separation events:

•	Termination other than as described below:

-

PSP: The participant forfeits all performance shares granted that had not been paid at the date of termination, whether or not the shares are earned as of such date. The Committee has the discretion to pay out some or all of the forfeited performance shares if (i) they would have been earned based on performance and (ii) the Committee deems such a payout appropriate and in our best interests. Such performance shares will be distributed to the participant at the same time they are distributed to other participants who remain employed.

-	PBRSUs: The participant forfeits all PBRSUs granted if the participant terminates employment during the performance period.

•

Involuntary termination: If a participant experiences an involuntary termination of employment that results in severance or supplemental unemployment payments from us, such participant’s awards will vest based on actual performance for the full performance period, prorated based on days of service completed during the performance period.

•

Termination due to disability: On termination due to disability, the participant will receive a pro rata share of the award that would have been earned for the full performance period at the “target” level, prorated based upon days of service as of the participant’s termination date.

•

Termination due to retirement: On termination due to normal retirement or early retirement (as each term is defined in the award or an individual agreement with the participant), such participant’s awards will vest based on actual performance for the full performance period (but, in the case of early retirement, the award will be prorated based on days of service during the performance period).

2020 PROXY STATEMENT      72

•	Termination due to death: The award will vest in full at the target level.

•

Change of Control: In the event of a change of control (as defined in the PSP or PBRSU, as applicable), the earned portion of a participant’s award will be determined as of the change of control, using a share valuation methodology further described in the award and based on the greater of target performance and actual performance through either:

-	the end of our fiscal period that ends immediately prior to the change of control (for Performance Shares) (the “PSP Change of Control Value”); and

-	the date immediately prior to the date of the change of control (for PBRSUs) (the “PBRSU Change of Control Value”).

If no replacement award meeting the requirements set forth in the PSP is provided following a change of control, a participant will vest in a cash payment equal to the PSP Change of Control Value. If a qualifying replacement award is provided, it will generally take the form of a time-based, stock-settled award with a value equal to the PSP Change of Control Value and will vest, subject to continued employment, at the end of the performance period applicable to the original performance share award. Following a change of control, a replacement award will also vest in full if the participant dies or, within two years of the change of control, terminates employment due to normal or early retirement, is terminated without cause (as defined in the PSP) or resigns for good reason (as defined in the PSP), or is terminated due to disability.

The PBRSU Change of Control Value will generally be paid to the participant if the participant terminates employment on the date of the change of control, continues employment through the end of the performance period, or dies prior to the end of the performance period. The PBRSU Change of Control Value will also be paid to the participant if, within two years after the change of control, the participant experiences a termination of employment without cause or for good reason (as each such term is defined in the applicable award agreement), terminates employment due to retirement, or experiences a termination of employment due to disability.

•

The PBRSU award agreements include non-competition restrictive covenants that generally apply until the earlier of the one-year anniversary of a participant’s termination of employment with us and the one-year anniversary of the vesting date of the PBRSU award.

Long-Term Incentive Plan – RSUs The following terms generally govern the impact of a separation from us on outstanding RSUs:

•	Termination other than as described below: The participant forfeits all RSUs unvested at the date of termination.

•

Involuntary termination: RSUs granted prior to fiscal 2019 under the 2014 Stock Plan will vest pro rata based on days of service completed during the vesting period if a participant experiences a termination due to job elimination, divestiture or reduction in force at least one year after the date of grant (or, for RSUs granted in fiscal 2018, at any time prior to vesting). RSUs granted in fiscal 2019 or later will vest pro rata based on days of service completed during the vesting period if a participant is terminated due to a divestiture or an involuntary termination that results in severance or supplemental unemployment payments from us.

•

Termination due to disability or early retirement: On termination due to disability or early retirement (as defined in the award agreement), all unvested RSUs granted under the 2014 Stock Plan will vest pro rata (for Mr. Connolly’s awards granted in fiscal 2019 or later, generally on the normal vesting schedule) based on days of service completed during the vesting period.

•

Termination due to normal retirement: On termination due to normal retirement (as defined in the award agreement), all unvested RSUs fully vest (for Mr. Connolly’s awards granted in fiscal 2019 or later, generally on the normal vesting schedule).

•	Termination due to death: All unvested RSUs vest in full.

•

Change of Control: Each of the agreements evidencing outstanding awards of RSUs provide for double-trigger vesting, requiring both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.

  73    CONAGRA BRANDS

Retirement Benefits Each of our Qualified Pension and Voluntary Deferred Comp Plan contains provisions relating to the termination of the participant’s employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits – Fiscal 2020” and “Nonqualified Deferred Compensation – Fiscal 2020” sections of this Proxy Statement.

Change of Control Program The change of control program for senior executives is designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2020, this program covered each of the named executive officers.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•

Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of Conagra Brands or the sale of all or substantially all of our assets.

The agreements provide that upon a change of control, we may (at the sole and absolute discretion of the Board or Committee) pay each executive all or a prorated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs. The terms of our stock plan and award agreements govern the treatment of equity awards upon a change of control. With respect to severance, the change of control agreements are double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years after a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.”

Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following (subject to execution of a release of claims in favor of us):

•

a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s target bonus percentage as of the date the change of control agreement is executed, whichever is greater). The multiples are three for Mr. Connolly and Ms. Batcheler and two for Messrs. Marberger, McGough, and Serrao.

•

continuation for three years (for agreements in place prior to July 2011) or two years (for agreements in place after July 2011) of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive at the rate required of other executive employees (or, for medical and dental benefits, the COBRA rate). Conagra Brands must pay the executive a single lump sum payment equal to an amount to offset taxes (for agreements in place prior to July 2011) plus the executive’s estimated cost to participate in the medical and dental plans.

•

a supplemental benefit under our Voluntary Deferred Comp Plan equal to three times (for agreements in place prior to July 2011) or one time (for agreements in place after July 2011) the maximum company contribution that the executive could have received under the Qualified CRISP and Voluntary Deferred Comp Plan in the year in which the change of control occurs.

•	outplacement assistance not exceeding $30,000.

2020 PROXY STATEMENT      74

Generally, a termination for “cause” under the agreement requires (as further described in the change of control agreements) (1) the willful and continued failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to us or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for us.

A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of Conagra Brands to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel.

Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

For agreements in place prior to July 2011, the agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. Following a review of market practices in July 2011, the Committee adopted a policy that any future change of control benefits should be structured without any excise tax gross-up protection. Mr. Connolly’s, Mr. McGough’s, Mr. Marberger’s and Mr. Serrao’s agreements do not contain an excise tax gross-up. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups in the future is inappropriate relative to best executive pay practices.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as our full-time employee is terminated or the executive enters into a written separation agreement with us. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits In the disclosure below, the first table summarizes estimated incremental amounts payable upon termination under various hypothetical scenarios. A second table summarizes estimated incremental amounts payable upon a hypothetical change of control and upon termination following a change of control. We have not included amounts payable regardless of the occurrence of the relevant triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event would do nothing more than create a right to a payment of the balance. We also excluded death benefits where the executive would pay the premium.

The data in the tables assumes the following:

•

each triggering event occurred on May 29, 2020 (the last business day of fiscal 2020), and the per share price of our common stock was $34.79 (the closing price of our stock on the NYSE on May 29, 2020);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with us, the severance pay plan guidelines applied;

•

with respect to the AIP, awards were earned at target levels, and where the HR Committee had discretionary authority to award a payout, except in the cases of involuntary termination with cause and voluntary termination without good reason, it exercised that authority (including in the change of control scenario);

•

with respect to the AIP and equity awards, in the case of an involuntary termination not for cause without a change of control, the termination was due to a position elimination or another termination event that would have resulted in severance compensation on the last business day of fiscal 2020;

•

with respect to performance shares and PBRSUs, awards were earned at target levels (these amounts also include a cash value of dividend equivalents on the number of shares assumed to have been earned);

  75    CONAGRA BRANDS

•	with respect to equity awards other than PBRSUs in the change of control scenario, a replacement award was provided;

•	with respect to performance shares in the change of control scenario, the HR Committee exercised any applicable discretionary authority to award a pro rata payout and did so at target levels; and

•	in the disability scenarios, the disabling event lasted one year into the future.

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Death $	Disability $	Retirement $
Mr. Connolly
Lump Sum Severance	-	6,000,000	-	-	-
Annual Incentive Plan	-	1,800,000	1,800,000	1,800,000	-
Performance Shares	-	12,224,822	19,203,709	12,224,822	-
PBRSUs	-	1,266,773	3,498,935	1,266,773	-
Accelerated Stock Options	-	-	-	-	-
Accelerated Restricted Stock Units	-	3,483,975	5,907,272	3,483,975	-
Benefits Continuation	-	45,406	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	675,000	-
Outplacement	-	5,200	-	-	-
Total	-	24,826,176	31,409,916	19,450,570	-
Mr. Marberger
Salary Continuation	-	728,750	-	-	-
Annual Incentive Plan	-	689,000	689,000	689,000	-
Performance Shares	-	2,743,914	4,238,807	2,743,914	-
PBRSUs	-	202,687	559,841	202,687	-
Accelerated Stock Options	-	-	-	-	-
Accelerated Restricted Stock Units	-	784,201	1,303,825	784,201	-
Benefits Continuation	-	19,039	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	432,600	-
Outplacement	-	5,200	-	-	-
Total	-	5,172,791	7,791,473	4,852,402	-
Ms. Batcheler
Salary Continuation	-	675,938	-	-	-
Annual Incentive Plan	-	540,750	540,750	540,750	-
Performance Shares	-	2,743,914	4,238,807	2,743,914	-
PBRSUs	-	202,687	559,841	202,687	-
Accelerated Stock Options	-	-	-	-	-
Accelerated Restricted Stock Units	-	784,201	1,303,825	784,201	-
Benefits Continuation	-	22,501	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	345,375	-
Outplacement	-	5,200	-	-	-
Total	-	4,975,191	7,643,223	4,616,927	-

2020 PROXY STATEMENT      76

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Death $	Disability $	Retirement $
Mr. McGough
Salary Continuation	-	836,875	-	-	-
Annual Incentive Plan	-	669,500	669,500	669,500	669,500
Performance Shares	-	2,743,914	4,238,807	2,743,914	2,743,914
PBRSUs	-	202,687	559,841	202,687	202,687
Accelerated Stock Options	-	-	-	-	-
Accelerated Restricted Stock Units	-	784,201	1,303,825	784,201	784,201
Benefits Continuation	-	22,501	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	409,750	-
Outplacement	-	5,200	-	-	-
Total	-	5,264,878	7,771,973	4,810,052	4,400,302
Mr. Serrao					-
Salary Continuation	-	656,923	-	-	-
Annual Incentive Plan	-	549,000	549,000	549,000	-
Performance Shares	-	2,195,401	3,585,826	2,195,401	-
PBRSUs	-	202,687	559,841	202,687	-
Accelerated Stock Options	-	-	-	-	-
Accelerated Restricted Stock Units	-	624,794	1,103,365	624,794	-
Benefits Continuation	-	19,386	-	-	-
Death Benefits	-	-	1,000,000	-	-
Disability Benefits	-	-	-	380,000	-
Outplacement	-	5,200	-	-	-
Total	-	4,253,391	6,789,032	3,951,882	-

In the table that follows, if, following a change of control, any of Ms. Batcheler or Messrs. Marberger, McGough or Serrao was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” the individual would not receive any benefits incremental to those shown in the “No Termination” column. Mr. Connolly would be entitled to salary continuation through the end of the month of the event.

	No Termination ($)	Change of Control and: Involuntary w/o Cause or Voluntary w/ Good Reason ($)
Mr. Connolly
Lump Sum Salary	-	3,600,000
Annual Incentive Plan	1,800,000	6,944,850
Performance Shares	-	19,203,709
PBRSUs	-	3,498,942
Accelerated Stock Options	-	-
Accelerated Restricted Stock Units	-	5,907,272
Qualified and Non-Qualified Benefit	-	350,621
Benefits Continuation	-	44,868
Death/Disability Benefit	-	6,258
Outplacement	-	30,000
Total	1,800,000	39,586,521

  77    CONAGRA BRANDS

	No Termination ($)	Change of Control and: Involuntary w/o Cause or Voluntary w/ Good Reason ($)
Mr. Marberger
Lump Sum Salary	-	1,378,000
Annual Incentive Plan	689,000	1,430,215
Performance Shares	-	4,238,807
PBRSUs	-	559,835
Accelerated Stock Options	-	-
Accelerated Restricted Stock Units	-	1,303,825
Qualified and Non-Qualified Benefit	-	156,230
Benefits Continuation	-	44,868
Death/Disability Benefit	-	6,258
Outplacement	-	30,000
Total	689,000	9,148,039
Ms. Batcheler
Lump Sum Salary	-	1,622,250
Annual Incentive Plan	540,750	2,247,380
Performance Shares	-	4,238,807
PBRSUs	-	559,835
Accelerated Stock Options	-	-
Accelerated Restricted Stock Units	-	1,303,825
Qualified and Non-Qualified Benefit	-	366,537
Benefits Continuation	-	67,303
Death/Disability Benefit	-	9,388
Outplacement	-	30,000
Total	540,750	10,445,325
Mr. McGough
Lump Sum Salary	-	1,339,000
Annual Incentive Plan	669,500	1,757,349
Performance Shares	-	4,238,807
PBRSUs	-	559,835
Accelerated Stock Options	-	-
Accelerated Restricted Stock Units	-	1,303,825
Qualified and Non-Qualified Benefit	-	147,045
Benefits Continuation	-	44,868
Death/Disability Benefit	-	6,258
Outplacement	-	30,000
Total	669,500	9,426,988

2020 PROXY STATEMENT      78

	No Termination ($)	Change of Control and: Involuntary w/o Cause or Voluntary w/ Good Reason ($)
Mr. Serrao
Lump Sum Salary	-	1,220,000
Annual Incentive Plan	549,000	1,162,058
Performance Shares	-	3,585,826
PBRSUs	-	559,835
Accelerated Stock Options	-	-
Accelerated Restricted Stock Units	-	1,103,365
Qualified and Non-Qualified Benefit	-	126,281
Benefits Continuation	-	44,868
Death/Disability Benefit	-	6,258
Outplacement	-	30,000
Total	549,000	7,838,492

  79    CONAGRA BRANDS

CEO Pay Ratio

For fiscal 2020, the ratio of the annual total compensation of Mr. Connolly, our CEO (referred to as CEO Compensation), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Mr. Connolly (referred to as Median Annual Compensation), was 287 to 1. For purposes of this pay ratio disclosure, CEO Compensation was determined to be $11,882,832, which represents the total compensation reported for Mr. Connolly under the “Summary Compensation Table – Fiscal 2020.” Median Annual Compensation for the identified median employee was determined to be $41,468.

Median Employee Methodology

We identified the median employee by examining our total employee population as of March 9, 2020 (the Determination Date). We included all full-time, part-time, seasonal and temporary employees of Conagra and our consolidated subsidiaries. We excluded independent contractors and “leased” workers. Our analysis identified 17,655 individuals.

The median employee at Conagra is employed in a manufacturing facility in the United States and has a job function of Operator.

Additional information on the employee population at Conagra includes the following (as of the March 9, 2020 Determination Date):

•	Number of employees: 17,655 individuals

•	90.3% employed in the United States; 9.7% in international locations

•	98.1% employed full time, 0.2% employed part time, 1.7% employed seasonally/temporarily

•	82.4% based in manufacturing facilities

Median Annual Compensation Methodology

To determine Median Annual Compensation, we generally reviewed compensation for the period beginning on March 10, 2019 and ending on March 9, 2020. However, for 401 of our employees (including our employees in Mexico), we measured compensation for the full months of March 2019 through February 2020, due to different payroll schedules applicable to these employees. As permitted by applicable SEC rules, we excluded from the compensation measurement under the “de minimis” exemption the compensation of 558 individuals (all of the individuals in each of China (3 individuals), India (549 individuals), Panama (4 individuals) and the Philippines (2 individuals)).

We measured Median Annual Compensation by totaling, for each employee other than Mr. Connolly, base earnings (salary, hourly wages and overtime, as applicable) and annual cash incentives paid during the measurement period. We did not use any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year (due to start dates, disability status or similar factors). In determining the Median Annual Compensation, we generally annualized the total compensation for such individuals other than seasonal employees (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate.

2020 PROXY STATEMENT      80

Information on Stock Ownership

Voting Securities of Directors, Officers and Greater Than 5% Owners

The table below shows the shares of Conagra Brands common stock beneficially owned as of August 3, 2020 by (1) beneficial owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our named executive officers, and (4) all current directors and executive officers as a group.

As discussed elsewhere in this Proxy Statement, our directors and executive officers are committed to owning stock in Conagra Brands. Both groups have stock ownership requirements that preclude them from selling any Conagra Brands common stock in the market (other than to cover the cost of the exercise price and, in the case of executive officers, minimum statutory tax withholding) until they have enough shares to meet and maintain their stock ownership guidelines pre- and post-sale.

To better show the financial stake of our directors in the company, we have included a “Share Units” column in the table. The column, which is not required under SEC rules, shows share units earned by the non-employee directors and deferred through the Conagra Brands, Inc. Directors’ Deferred Compensation Plan. Although these share units will ultimately be settled in shares of common stock, they currently have no voting rights and will not be settled within 60 days of August 3, 2020. None of our executive officers has any deferred share units.

  81    CONAGRA BRANDS

Name	Number of Shares of Common Stock Owned(1)	Right to Acquire Shares of Common Stock(2)	Percent of Class(3)	Share Units

The Vanguard Group(4)	56,189,829	-	11.5%	N/A

Capital World Investors(5)	52,144,735	-	10.7%	N/A

BlackRock, Inc.(6)	42,215,593	-	8.6%	N/A

T. Rowe Price Associates, Inc.(7)	36,965,270	-	7.6%	N/A

The Macquarie Parties (as defined below)(8)	33,851,971	-	7.0%	N/A

Anil Arora	13,790	2,226	*	6,791

Thomas K. Brown	28,501	2,226	*	-

Stephen G. Butler	142,729(9)	2,226	*	87,187

Sean M. Connolly	525,569	1,431,606	*	N/A

Joie A. Gregor	58,589	2,226	*	12,977

Rajive Johri	71,927	2,226	*	67,657

Richard H. Lenny	83,365	6,309	*	23,172

Melissa Lora	8,147	2,226	*	8,147

Ruth Ann Marshall	111,553	2,226	*	109,026

Craig P. Omtvedt	80,228	2,226	*	-

Scott Ostfeld(10)	10,858,404	2,226	*	-

David S. Marberger	89,301	69,248	*	N/A

Colleen Batcheler	169,874	142,445	*	N/A

Thomas M. McGough	193,664(9)	550,780	*	N/A

Darren C. Serrao	93,667	106,830	*	N/A

All Directors and Current Executive Officers as a Group (18 people)	12,721,278	2,591,998	*	314,957

*	Represents less than 1% of common stock outstanding.

1.

For executive officers and directors, reflects shares that have been acquired through one or more of the following: (a) open market purchases, (b) vesting or exercise of share-based awards, and (c) crediting to defined contribution plan accounts.

2.

Reflects shares that the individual has the right to acquire within 60 days of August 3, 2020 through the exercise of stock options or the vesting of RSUs. The “All Directors and Current Executive Officers as a Group” calculation includes 264,746 options or RSUs for current executive officers not individually named in this table.

3.	Based on 488,480,114 shares of common stock of Conagra Brands issued and outstanding as of August 3, 2020.

4.

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020, which Schedule 13G/A specifies that The Vanguard Group has sole voting power with respect to 722,694 shares, shared voting power with respect to 134,659 shares, sole dispositive power with respect to 55,376,097 shares and shared dispositive power with respect to 813,732 shares. The Vanguard Group’s address is listed on the Schedule 13G/A as: 100 Vanguard Blvd., Malvern, PA 19355.

5.

Based on a Schedule 13G/A filed by Capital World Investors with the SEC on June 10, 2020, which Schedule 13G/A specifies that Capital World Investors has sole voting power with respect to 52,144,735 shares and sole dispositive power with respect to 52,144,735 shares. Capital World Investors’ address is listed on the Schedule 13G/A as: 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

6.

Based on a Schedule 13G/A filed by BlackRock, Inc., or BlackRock, with the SEC on February 5, 2020, which Schedule 13G/A specifies that BlackRock has sole voting power with respect to 36,869,986 shares and sole dispositive power with respect to 42,215,593 shares. BlackRock’s address is listed on the Schedule 13G/A as: 55 East 52nd Street, New York, NY 10055.

7.

Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc., or T. Rowe Price, with the SEC on February 14, 2020, which Schedule 13G/A specifies that T. Rowe Price has sole voting power with respect to 16,606,656 shares and sole dispositive power with respect to 36,880,420 shares. T. Rowe Price’s address is listed on the Schedule 13G/A as: 100 E. Pratt Street, Baltimore, MD 21202.

8.

Based on a Schedule 13G filed jointly by Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Holdings Inc, Macquarie Investment Management Business Trust, Macquarie Investment Management Australia Limited, Macquarie Investment Management Austria Kapitalanlage AG, ValueInvest LUX (collectively referred to as the Macquarie Parties) with the SEC on

2020 PROXY STATEMENT      82

February 13, 2020, which Schedule 13G specifies that (i) Macquarie Investment Management Business Trust has sole voting power with respect to 27,807,514 shares, sole dispositive power with respect to 27,807,514 shares and is deemed to beneficially own 28,586,172 shares; (ii) Macquarie Investment Management Holdings Inc has sole voting power with respect to 27,807,514 shares, sole dispositive power with respect to 27,807,514 shares and is deemed to beneficially own 28,586,172 shares due to its ownership of Macquarie Investment Management Business Trust; (iii) Macquarie Investment Management Austria Kapitalanlage AG has sole voting power with respect to 24,449 shares and sole dispositive power with respect to 24,449 shares; (iv) Macquarie Investment Management Australia Limited has sole voting power with respect to 9,300 shares and sole dispositive power with respect to 9,300 shares; (v) ValueInvest LUX has sole voting power with respect to 5,232,050 shares and sole dispositive power with respect to 5,232,050 shares; (vi) Macquarie Group Limited is deemed to beneficially own 33,851,971 shares due to its ownership of Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Australia, Macquarie Investment Management Austria Kapitalanlage AG, ValueInvest LUX and Macquarie Investment Management Business Trust; and (vii) Macquarie Bank Limited is deemed to beneficially own 33,851,971 shares due to its ownership of Macquarie Funds Macquarie Investment Management Holdings Inc., Macquarie Investment Management Australia, Macquarie Investment Management Austria Kapitalanlage AG, ValueInvest LUX and Macquarie Investment Management Business Trust. The principal business address of Macquarie Group Limited, Macquarie Bank Limited, and Macquarie Investment Management Australia is 50 Martin Place Sydney, New South Wales, Australia. The principal business address of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103. The principal business address of Macquarie Investment Management Austria Kapitalanlage AG is L3, Kaerntner Strasse 28, Vienna C4 1010. The principal business address of ValueInvest LUX is 88, Grand-Rue L-1660 Luxembourg.

9.	For Mr. Butler, includes 6,000 shares held in a trust for the benefit of his spouse, who resides with him. For Mr. McGough, includes 400 shares held by his spouse, who resides with him.

10.

Scott Ostfeld’s stock ownership also reflects shares of Conagra Brands common stock owned by JANA Partners LLC, or JANA, as a result of Mr. Ostfeld assigning all of his restricted stock units that he receives as a director to JANA. JANA may be deemed to be a director by deputization by virtue of the fact that Mr. Ostfeld currently serves on Conagra’s board of directors.

  83    CONAGRA BRANDS

Our Annual Meeting of Shareholders

Virtual Meeting Format

We have decided to hold the 2020 Annual Meeting virtually via live webcast due to the uncertainty relating to the COVID-19 pandemic. There will not be a physical location for the 2020 Annual Meeting and you will not be able to attend in person. In addition to supporting the health and well-being of our shareholders, employees and their families, we believe that hosting a virtual annual meeting will enable shareholders to attend and participate fully and equally, improve meeting efficiency and our ability to effectively communicate and engage with our shareholders, regardless of their size, resources or physical location, and provide for cost savings to the company and our shareholders.

We have designed the virtual 2020 Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting. Shareholders will be able to attend and participate online and submit questions during the 2020 Annual Meeting by visiting www.virtualshareholdermeeting.com/CAG2020.

To attend and participate in the 2020 Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The 2020 Annual Meeting will begin promptly at 11:00 a.m. CDT. We encourage you to access the 2020 Annual Meeting prior to the start time. Online access will begin at 10:45 a.m. CDT.

The virtual 2020 Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the 2020 Annual Meeting. Attendees should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the 2020 Annual Meeting.

If you encounter any difficulties accessing the virtual 2020 Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning at 10:45 a.m. CDT on September 23, 2020 through the conclusion of the 2020 Annual Meeting.

Voting

Shareholders of record as of the close of business on August 3, 2020 are entitled to attend, participate in, and to vote at the 2020 Annual Meeting and at any postponements or adjournments of the 2020 Annual Meeting. On August 3, 2020, there were 488,480,114 voting shares of common stock, par value $5.00 per share, of Conagra Brands, issued and outstanding. Each share of common stock is entitled to one vote for each director to be elected and one vote for each of the other matters to be voted on.

Your vote is very important. Even if you plan to attend and participate in the 2020 Annual Meeting, please promptly vote your shares in advance.

Voting Before the 2020 Annual Meeting

If you hold shares of common stock of Conagra Brands in your own name (known as ownership “of record”) on the books of our transfer agent, you are a registered shareholder. If a broker, bank or other nominee holds your shares (also known as ownership in “street name”), you are a beneficial owner. Registered shareholders (including those who hold shares in the Conagra Brands Employee Stock Purchase Plan, or ESPP) and beneficial owners may vote their shares in advance of the 2020 Annual Meeting using one of the following methods:

•	By Mail: If you received paper copies of our proxy materials, by completing, signing, dating and returning (in the postage-paid envelope provided) the enclosed proxy card or voting instruction form;

2020 PROXY STATEMENT      84

•

By Internet: Go to www.proxyvote.com and follow the instructions – you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form; or

•

By Telephone: Call (800) 690-6903 (registered shareholders and ESPP participants) or (800) 454-8683 (beneficial owners) on a touch-tone telephone and following the recorded instructions – you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, September 22, 2020 for registered shareholders and beneficial owners, and through 11:59 p.m. Eastern Time on Sunday, September 20, 2020 for shares held in the ESPP.

If you hold shares in the ESPP, your proxy card serves as voting instructions for the shares credited to your plan account and such shares must be voted prior to the 2020 Annual Meeting. The trustee for the ESPP must receive your voting instructions by 11:59 p.m. Eastern Time on Sunday, September 20, 2020. If the plan trustee does not receive your instructions by that time, the trustee will vote the shares held by the ESPP, in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

Revoking a Proxy

You can revoke your proxy at any time before your shares are voted if you (1) are the owner of “record” of your shares and submit a written revocation to our Corporate Secretary at or before the 2020 Annual Meeting (mail to: Conagra Brands, Inc., Attn: Corporate Secretary, 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654), (2) submit a timely later-dated proxy (or voting instruction form if you hold shares through a broker, bank or nominee), or (3) provide timely subsequent internet or telephone voting instructions. You may also attend and participate in the 2020 Annual Meeting and vote online during the 2020 Annual Meeting, which will replace any previous votes.

Voting During the 2020 Annual Meeting

Registered shareholders (other than those who hold shares in the ESPP) and beneficial owners may also vote online during the 2020 Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to log in to the virtual meeting platform at www.virtualshareholdermeeting.com/CAG2020. Voting electronically online during the 2020 Annual Meeting will replace any previous votes.

Participants in the ESPP may attend and participate in the 2020 Annual Meeting but will not be able to vote shares held in the ESPP electronically online during the 2020 Annual Meeting. ESPP participants must vote in advance of the 2020 Annual Meeting using one of the methods described above.

Presenting Questions During the Virtual Meeting

Shareholders may submit questions during the 2020 Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CAG2020, typing your question into the “Ask a Question” field, and clicking “Submit.”

Questions pertinent to the 2020 Annual Meeting that comply with the meeting Rules of Conduct will be answered during the 2020 Annual Meeting, subject to time constraints. Questions regarding personal matters, including, but not limited to, those related to employment or product issues, are not pertinent to 2020 Annual Meeting matters and therefore will not be answered. Any such questions that cannot be answered during the 2020 Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, www.conagrabrands.com/investor-relations, as soon as practical after the 2020 Annual Meeting.

Additional information regarding the ability of shareholders to ask questions during the 2020 Annual Meeting and related Rules of Conduct will be available at www.virtualshareholdermeeting.com/CAG2020.

  85    CONAGRA BRANDS

Vote Requirements

Quorum: Shares Necessary to Conduct the Business of the Meeting

To conduct the business of the 2020 Annual Meeting, a majority of the shares of common stock outstanding and entitled to vote on the record date must be present in person or by proxy at the 2020 Annual Meeting.

The inspector of elections intends to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspector will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Required to Approve Voting Items

If a quorum is present:

We will hold an election of directors. Each outstanding share of common stock of Conagra Brands is entitled to cast one vote for each director seat. In an uncontested election, a director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required promptly to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “How We Govern” section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the election of directors.

We will vote to ratify the appointment of KPMG LLP as our independent auditor for fiscal 2021. The appointment of our independent auditor for fiscal 2021 will be ratified if approved by a majority of the votes cast. Abstentions are not treated as votes cast and therefore will not affect the outcome of the vote. Because the ratification of the appointment of KPMG LLP as our independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this matter.

We will vote, on an advisory basis, to approve our named executive officer compensation. The advisory resolution to approve our named executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, will be considered adopted if approved by a majority of the votes cast. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the votes on this matter.

The shares represented by valid proxies received by internet, by telephone or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: “FOR” the election of each of the nominees for director named in this Proxy Statement; “FOR” the ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2021; and “FOR” the resolution to approve our named executive officer compensation. If any matter not described above is properly presented at the meeting, the proxy gives authority to the persons named on the proxy card to vote as recommended by the Board on such other matters.

Proxy Solicitation

Proxies will be solicited by Conagra Brands on behalf of the Board by mail, telephone, other electronic means or in person. Our directors, officers and other employees may also solicit proxies in the ordinary course of their employment. Conagra Brands will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

2020 PROXY STATEMENT      86

Multiple Shareholders Sharing an Address

Pursuant to SEC rules, only one copy of the Notice of Internet Availability of Proxy Materials, Annual Report and Proxy Statement is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. We believe these rules benefit everyone by eliminating duplicate mailings that shareholders living at the same address receive, and by reducing our printing and mailing costs. Shareholders living at the same address will continue to receive individual proxy cards for each registered account. We will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report and Proxy Statement to any shareholder residing at an address to which only one copy was mailed. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household for the 2020 Annual Meeting or for future meetings, please contact our agent, Broadridge, by telephone at (866) 540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days after it receives your request, at which point you will begin receiving an individual copy of the proxy materials for each registered account. You can also contact Broadridge at the telephone number or address above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Our 2021 Annual Meeting of Shareholders

Shareholder Proposals to be Included in our 2021 Proxy Statement

To be considered for inclusion in next year’s Proxy Statement, shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on April 15, 2021.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2021 Annual Meeting, such nomination shall conform to the applicable requirements set forth in our by-laws and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted not earlier than March 16, 2021 and not later than the close of business on April 15, 2021. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating shareholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating shareholder about the proposed director nominee to be included in the proxy statement, and any other information that Conagra Brands or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.

Address any proposals to the Corporate Secretary, Conagra Brands, Inc., 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Other Shareholder Proposals to be Presented at our 2021 Annual Meeting

Our by-laws provide that any shareholder proposal, including the nomination of directors, that is sought to be presented directly at the 2021 Annual Meeting but not submitted for inclusion in the Proxy Statement for the 2021 Annual Meeting must be received in writing at our principal executive offices no earlier than May 26, 2021, nor later than June 25, 2021. If the date of the 2021 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2020 meeting, then the notice must be received not earlier than the 120th day prior to the 2021 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2021 Annual Meeting or the tenth day following the first public announcement of the 2021 Annual Meeting date. Our by-laws also specify the information that must accompany the notice.

Address proposals to the Corporate Secretary, Conagra Brands, Inc., 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

The proxy card for the 2021 Annual Meeting will give us discretionary authority with respect to all shareholder proposals properly brought before the 2021 Annual Meeting that are not included in the Proxy Statement for the 2021 Annual Meeting.

  87    CONAGRA BRANDS

Appendix A

Reconciliation of GAAP and Non-GAAP Information

This Proxy Statement contains certain non-GAAP financial measures, including organic net sales, adjusted diluted earnings per share from continuing operations, net leverage ratio and adjusted operating margin. Management considers GAAP financial measures as well as non-GAAP financial measures in its evaluation of the company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance, and financial measures as calculated in accordance with GAAP. Please see our Annual Report on Form 10-K for the fiscal year ended May 31, 2020 for a reporting of our financial results in accordance with GAAP.

Certain of these non-GAAP measures, such as net leverage ratio, are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significant of the unavailable information, which could be material to future results.

  A-1    CONAGRA BRANDS

The following information is provided to reconcile the non-GAAP financial measures disclosed in this Proxy Statement to their most directly comparable GAAP measures.

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY20	Operating profit[1]	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders

Reported	$1,447.1	$1.72

% of Net Sales	13.1%

Restructuring plans	138.9	0.22

Acquisitions and divestitures	5.3	0.01

Corporate hedging derivative losses	5.5	0.01

Pension settlement and valuation adjustment	-	0.07

Gain on Ardent JV asset sale	-	(0.01)

Impairment of businesses held for sale	59.0	0.11

Contract settlement gain	(11.9)	(0.02)

Intangible impairment charges	165.5	0.26

Legal matters	3.5	0.01

Environmental matters	6.6	0.01

Loss on divestiture of businesses	1.7	-

Unusual tax items	-	(0.10)

Rounding	-	(0.01)

Adjusted	$1,821.2	$2.28

% of Net Sales	16.5%

1

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service expense (income).

2020 PROXY STATEMENT      A-2

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY20

Notes payable	$1.1

Current installments of long-term debt	845.5

Senior long-term debt, excluding current installments	8,900.8

Subordinated debt	-

Total Debt	$9,747.4

Less: Cash	553.3

Net Debt	$9,194.1

FY20

Net Debt	$9,194.1

Net income attributable to Conagra Brands, Inc.	$840.1

Add Back: Income tax expense	201.3

Income tax expense attributable to noncontrolling interests	(0.9)

Interest expense, net	487.1

Depreciation	329.1

Amortization	59.8

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,916.5

Restructuring plans[1]	106.5

Acquisitions and divestitures	5.3

Corporate hedging derivative losses	5.5

Pension settlement and valuation adjustment	42.9

Impairment of businesses held for sale	59.0

Loss on divestiture of businesses	1.7

Legal matters	3.5

Environmental matters	6.6

Contract settlement gain	(11.9)

Intangible impairment charges	165.5

Gain on Ardent JV asset sale	(4.1)

Adjusted EBITDA	$2,297.0

Net Debt to Adjusted EBITDA	4.0

1	Excludes comparability items related to depreciation.

  A-3    CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY20

Net Sales	$11,054.4

Impact of foreign exchange	18.2

Impact of 53rd week[2]	(211.8)

Net sales from acquired businesses	(1,077.6)

Net sales from divested businesses[1]	(103.6)

Organic Net Sales	$9,679.6

Year-over-year change - Net Sales	15.9%

Impact of foreign exchange (pp)	0.2

Impact of 53rd week (pp)	(2.2)

Net sales from acquired businesses (pp)[3]	(11.1)

Net sales from divested businesses (pp)	2.8

Net sales from sold Trenton plant (pp)	-

Organic Net Sales	5.6%

Volume (Organic)	5.2%

Price/Mix	0.4%

FY19

Net Sales	$9,538.4

Net sales from divested businesses[1]	(366.1)

Net sales from sold Trenton plant	(2.0)

Organic Net Sales	$9,170.3

1

A portion of our Net Sales from divested businesses relates to our private label peanut butter business, which we exited in Q3 FY20. This exit occurred in waves, and therefore produced net sales through the end of fiscal 2020.

2	Organic net sales growth excludes the impact of fiscal 2020’s 53rd week, which was calculated as one-sixth of our last month’s net sales (which included a total of six weeks).

3	Percentage points may include rounding to bridge the change in reported net sales to the change in organic net sales.

2020 PROXY STATEMENT      A-4

OUR BRANDS	Hungry-Man®
ACT II®	Hunt’s®
Alexia®	Husman’s®
Andy Capp’s®	Jiffy Pop®
Angie’s BOOMCHICKAPOP®	Kangaroo®
Armour Star®	Kid Cuisine®
Aunt Jemima®	La Choy®
Banquet®	Libby’s®
Bernstein’s®	Log Cabin®
Bertolli®	Manwich®
BIGS®	Marie Callender’s®
Birds Eye®	Mrs. Butterworth’s®
Birds Eye® C&W	Mrs. Paul’s®
Birds Eye® Voila	Nalley®
Blake’s®	Odom’s Tennessee Pride®
Blue Bonnet®	Open Pit®
Brooks®	Orville Redenbacher’s®
Celeste® Pizza for One™	P.F. Chang’s Home Menu™
Chef Boyardee®	PAM®
Crunch ‘n Munch®	Parkay®
DAVID® Seeds	Penrose®
Dennison’s®	Peter Pan®
Duke’s®	Poppycock®
Duncan Hines®	Ranch Style® Beans
Duncan Hines® Comstock®	Reddi-wip®
and Wilderness®	RO*TEL®
Earth Balance®	Rosarita®
Egg Beaters®	Sandwich Bros. of Wisconsin®
Erin’s®	Slim Jim®
EVOL®	Smart Balance®
Fiddle Faddle®	Snack Pack®
Fleischmann’s®	Swiss Miss®
Frontera®	Udi’s® Gluten Free
Gardein™	Van Camp’s®
Glutino®	Van De Kamps®
Gulden’s®	Vlasic®
H.K. Anderson®	Wicked Kitchen™
Hawaiian® Snacks	Wish-Bone®
Healthy Choice®	Wolf® Brand Chili
Hebrew National®

Our Notice of Annual Meeting, Proxy Statement and Annual Report

for the fiscal year ended September 23, 2020 are available at

http://www.conagrabrands.com/investor-relations/financial-reports/annual-reports.

222 Merchandise Mart Plaza Suite 1300 Chicago, Illinois 60654

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

1. Read the accompanying Proxy Statement and this proxy card.

2. Go to the Website www.proxyvote.com.

3. Follow the instructions.

During The Meeting - Go to www.virtualshareholdermeeting.com/CAG2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

1. Read the accompanying Proxy Statement and this proxy card.
2. Call toll free at 1-800-690-6903.
3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this proxy card.
2. Complete, sign, and date your proxy card.
3. Return your proxy card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D21231-P42642	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA BRANDS, INC.
The Board of Directors recommends a vote FOR each of the following nominees for director:

1.	Election of Directors		For	Against	Abstain

	1a.	Anil Arora	☐	☐	☐

	1b.	Thomas K. Brown	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1c.	Sean M. Connolly	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2021	☐	☐	☐

	1d.	Joie A. Gregor	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1e.	Rajive Johri	☐	☐	☐	3.	Advisory approval of our named executive officer compensation	☐	☐	☐

	1f.	Richard H. Lenny	☐	☐	☐	NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this proxy card.
	1g.	Melissa Lora	☐	☐	☐

	1h.	Ruth Ann Marshall	☐	☐	☐

	1i.	Craig P. Omtvedt	☐	☐	☐

	1j.	Scott Ostfeld	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Conagra Brands, Inc. 2020 Annual Meeting of Shareholders

Wednesday, September 23, 2020

11:00 a.m. CDT

www.virtualshareholdermeeting.com/CAG2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

—  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —

D21232-P42642

PROXY - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Proxy is Solicited by the Board of Directors for the

September 23, 2020 Annual Meeting of Shareholders.

The undersigned appoints each of Sean M. Connolly and Richard H. Lenny as proxies, with full power of substitution, to vote all shares of common stock of Conagra Brands, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders and any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR EACH NOMINEE LISTED IN ITEM 1, FOR ITEMS 2 AND 3, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS IN CONNECTION WITH SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

If you wish to vote by mailing this proxy card, please mark the boxes accordingly, indicate the date, sign your name exactly as it appears on this card, and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian, or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 22, 2020.

Continued and to be signed on reverse side

222 Merchandise Mart Plaza Suite 1300 Chicago, Illinois 60654

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to the Website www.proxyvote.com.

3. Follow the instructions.

During The Meeting - Go to www.virtualshareholdermeeting.com/CAG2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

1. Read the accompanying Proxy Statement and this voting instruction card.
2. Call toll free at 1-800-690-6903.
3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Complete, sign, and date your voting instruction card.
3. Return your voting instruction card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D21233-P42642	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA BRANDS, INC.
The Board of Directors recommends a vote FOR each of the following nominees for director:
1.	Election of Directors		For	Against	Abstain

	1a.	Anil Arora	☐	☐	☐

	1b.	Thomas K. Brown	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1c.	Sean M. Connolly	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2021	☐	☐	☐

	1d.	Joie A. Gregor	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

	1e.	Rajive Johri	☐	☐	☐	3.	Advisory approval of our named executive officer compensation	☐	☐	☐

	1f.	Richard H. Lenny	☐	☐	☐	NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this voting instruction card.
	1g.	Melissa Lora	☐	☐	☐

	1h.	Ruth Ann Marshall	☐	☐	☐

	1i.	Craig P. Omtvedt	☐	☐	☐

	1j.	Scott Ostfeld	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Conagra Brands, Inc. 2020 Annual Meeting of Shareholders

Wednesday, September 23, 2020

11:00 a.m. CDT

www.virtualshareholdermeeting.com/CAG2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

—  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —

D21234-P42642

VOTING INSTRUCTION CARD - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Voting Instruction Card is Solicited by the Board of Directors for the

September 23, 2020 Annual Meeting of Shareholders.

As a participant in the Conagra Brands Employee Stock Purchase Plan (the “ESPP”), I hereby direct Computershare, as Trustee, to vote all shares of common stock I hold in this plan account in accordance with the instructions set forth on the reverse side.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FOR EACH NOMINEE LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3.

If you wish to vote using this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card, indicate the date, and return this card in the enclosed envelope. If you are a current or former employee of Conagra Brands, Inc. and have an interest in the ESPP, your proportionate interest as of August 3, 2020 is shown on this voting instruction card and the instructions you provide will determine how the Trustee will vote. If you do not vote, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet voting instruction authorizes Computershare to vote these shares in the same manner as if you marked, signed, and returned this voting instruction card. Whether you vote by mail, telephone, or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 22, 2020.

Continued and to be signed on reverse side